                                                                     Exhibit 2.1

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                AGREEMENT AND PLAN OF MERGER AND REORGANIZATION

                                    among:

                           Asyst Technologies, Inc.,
                           a California corporation;

                            Ramp Acquisition Corp.,
                            a Delaware corporation;

                      Advanced Machine Programming, Inc.,
                         a California corporation; and

                                 New AMP, LLC
                  a California limited liability corporation

                        Matlock Charles Rowe & Company,
                           a California Corporation

                                    And the
                             Selling Shareholders

                          ---------------------------

                         Dated as of December 7, 2000

                          ---------------------------

                                Table Of Contents

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SECTION 1. Description of Transaction...................................................      1

     1.1   Merger of the Company into Merger Sub........................................      1

     1.2   Effect of the Merger.........................................................      2

     1.3   Closing; Closing Date........................................................      2

     1.4   Conversion of Shares.........................................................      2

     1.5   Escrow.......................................................................      4

     1.6   Employee Stock Options.......................................................      4

     1.7   Closing of the Company's Transfer Books......................................      4

     1.8   Exchange of Certificates.....................................................      5

     1.9   Dissenting Shares............................................................      6

    1.10   Certificate of Incorporation and Bylaws; Directors and Officers..............      7

    1.11   Tax Consequences.............................................................      7

    1.12   Further Action...............................................................      7

SECTION 2. Representations and Warranties of the Company................................      7

     2.1   Due Organization; No Subsidiaries; Etc.......................................      7

     2.2   Articles of Incorporation and Bylaws; Records................................      8

     2.3   Capitalization, Etc..........................................................      8

     2.4   Financial Statements.........................................................      9

     2.5   Absence of Changes...........................................................     10

     2.6   Title to Assets..............................................................     11

     2.7   Bank Accounts; Receivables...................................................     12

     2.8   Proprietary Assets...........................................................     12

     2.9   Contracts....................................................................     14

    2.10   Liabilities..................................................................     15

    2.11   Compliance with Legal Requirements...........................................     16

    2.12   Governmental Authorizations..................................................     16

    2.13   Tax Matters..................................................................     16

    2.14   Employee and Labor Matters; Benefit Plans....................................     18

    2.15   Environmental Matters........................................................     20

    2.16   Insurance....................................................................     21

                                      i.
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                               Table of Contents
                                  (CONTINUED)

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     2.17  Related Party Transactions...............................................................   21

     2.18  Legal Proceedings; Orders................................................................   21

     2.19  Authority; Binding Nature of Agreement...................................................   22

     2.20  Non-Contravention; Consents..............................................................   22

     2.21  Full Disclosure..........................................................................   23

     2.22  Accredited Investors.....................................................................   23

SECTION 3. Representations and Warranties of Parent and Merger Sub..................................   23

     3.1   SEC Filings; Financial Statements........................................................   23

     3.2   Authority; Binding Nature of Agreement...................................................   23

     3.3   Valid Issuance...........................................................................   24

     3.4   Legal Proceedings; Orders................................................................   24

     3.5   Non-Contravention; Consents..............................................................   24

     3.6   Additional Representation................................................................   24

SECTION 4. Certain Covenants of the Company and the Selling Shareholders............................   24

     4.1   Access and Investigation.................................................................   24

     4.2   Operation of the Company's Business......................................................   25

     4.3   Notification; Updates to Disclosure Schedule.............................................   26

     4.4   No Negotiation...........................................................................   27

     4.5   Shareholder Approval.....................................................................   27

     4.6   Termination of Other Agreements..........................................................   28

SECTION 5. Certain Covenants of the Parent..........................................................   28

     5.1   Notification.............................................................................   28

     5.2   Additional Covenants.....................................................................   28

SECTION 6. Additional Covenants of the Parties......................................................   28

     6.1   Filings and Consents.....................................................................   28

     6.2   Public Announcements.....................................................................   29

     6.3   Best Efforts.............................................................................   29

     6.4   Offer Letters and Noncompetition Agreements..............................................   29

     6.5   FIRPTA Matters...........................................................................   29

     6.6   Release..................................................................................   29

                                      ii.
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                               Table of Contents
                                  (CONTINUED)

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     6.7    Termination of Employee Plans..........................................................  29

     6.8    Payment of Debt........................................................................  29

     6.9    Cash Distribution......................................................................  29

     6.10   Hart-Scott-Rodino Act..................................................................  29

SECTION 7.  Conditions Precedent to Obligations of Parent and Merger Sub...........................  30

     7.1    Accuracy of Representations............................................................  30

     7.2    Performance of Covenants...............................................................  30

     7.3    Shareholder Approval...................................................................  30

     7.4    Consents...............................................................................  30

     7.5    Agreements and Documents...............................................................  30

     7.7    FIRPTA Compliance......................................................................  31

     7.8    No Restraints..........................................................................  31

     7.9    No Legal Proceedings...................................................................  31

     7.10   Termination of Employee Plans..........................................................  31

SECTION 8.  Conditions Precedent to Obligations of the Company.....................................  31

     8.1    Accuracy of Representations............................................................  32

     8.2    Performance of Covenants...............................................................  32

     8.3    Legal Opinions.........................................................................  32

     8.4    No Restraints..........................................................................  32

SECTION 9.  Termination............................................................................  32

     9.1    Termination Events.....................................................................  32

     9.2    Termination Procedures.................................................................  32

     9.3    Effect of Termination..................................................................  33

SECTION 10. Indemnification, Etc...................................................................  33

     10.1   Survival of Representations, Etc.......................................................  33

     10.2   Indemnification by the Selling Shareholders............................................  34

     10.3   Threshold; Ceiling.....................................................................  34

     10.4   Escrow Fund............................................................................  35

     10.5   Claim Procedure........................................................................  35

     10.6   Objections to Claims...................................................................  35

                                     iii.
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                               Table Of Contents
                                  (CONTINUED)

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     10.7   Resolution of Conflicts................................................................  36

     10.8   Defense of Third Party Claims..........................................................  37

     10.9   Exercise of Remedies by Indemnitees Other Than Parent..................................  38

     10.10  Exclusivity of Article 10 Indemnity....................................................  38

SECTION 11. Registration of the Parent Common Stock; Compliance with the Securities Act............  38

     11.1   Definitions............................................................................  38

     11.2   Registration Procedures and Expenses...................................................  39

     11.3   Indemnification........................................................................  40

     11.4   Transfer of Parent Common Stock after Registration; Notice.............................  42

     11.5   Reporting Requirements.................................................................  42

     11.6   Market Stand-Off.......................................................................  42

     11.7   Termination of Obligations.............................................................  43

     11.8   Assignability of Registration Rights...................................................  43

SECTION 12. Miscellaneous Provisions...............................................................  43

     12.1   Further Assurances.....................................................................  43

     12.2   Fees and Expenses......................................................................  43

     12.3   Attorneys' Fees........................................................................  44

     12.4   Notices................................................................................  44

     12.5   Shareholders' Agent....................................................................  44

     12.6   Confidentiality........................................................................  45

     12.7   Time of the Essence....................................................................  45

     12.8   Headings...............................................................................  45

     12.9   Counterparts...........................................................................  45

     12.10  Governing Law..........................................................................  45

     12.11  Successors and Assigns.................................................................  45

     12.12  Remedies Cumulative; Specific Performance..............................................  45

     12.13  Waiver.................................................................................  45

     12.14  Amendments.............................................................................  46

     12.15  Severability...........................................................................  46

                                      iv.
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                               Table of Contents
                                  (CONTINUED)

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     12.16  Parties in Interest......................................  46

     12.17  Entire Agreement.........................................  46

     12.18  Construction.............................................  46

                                      v.

                              AGREEMENT AND PLAN
                         OF MERGER AND REORGANIZATION


     This Agreement and Plan of Merger and Reorganization ("Agreement") is made and entered into as of December 7, 2000, by and among: Asyst Technologies, Inc., a California corporation ("Parent"); Ramp Acquisition Corp., a Delaware corporation and a wholly owned subsidiary of Parent ("Merger Sub"); Advanced Machine Programming, Inc., a California corporation (the "Company"); New AMP, LLC, a California limited liability company ("AMP Parent"), Matlock Charles Rowe & Company, a California corporation ("Matlock"), and all of the parties set forth on the signature pages of this Agreement who on the Closing Date will be all of the shareholders of the Company (the "Selling Shareholders") after the distribution described in Recital B below. Certain other capitalized terms used in this Agreement are defined in Exhibit A and in the body of this Agreement.
                                 ---------

                                   Recitals

     A. Parent, Merger Sub and the Company intend to effect a merger of the Company into the Merger Sub in accordance with this Agreement and the applicable provisions of the California Corporations Code and the Delaware Corporation Law (the "Merger"). Upon consummation of the Merger, the Company will cease to exist, and the Merger Sub will remain a wholly owned subsidiary of Parent.

     B. AMP Parent currently holds 100% of the Company's capital stock. On or before the Closing Date, AMP Parent will distribute 100% of the Company's capital stock to its members, the Selling Shareholders, in accordance with their respective percentage ownership interests in AMP Parent.

     C. It is intended that the Merger qualify as a tax-free reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code").

     D. This Agreement has been approved by the respective boards of directors of Parent, Merger Sub and the Company.

                                   Agreement

     The parties to this Agreement agree as follows:

SECTION 1. Description of Transaction

     1.1 Merger of the Company into Merger Sub. Upon the terms and subject to the conditions set forth in this Agreement, at the Closing Date (as defined in Section 1.3), the Company shall be merged with and into Merger Sub, and the separate existence of the Company shall cease. Merger Sub will continue as the surviving corporation in the Merger (the "Surviving Corporation").

                                       1.

     1.2 Effect of the Merger. The Merger shall have the effects set forth in this Agreement and in the applicable provisions of the California Corporations Code and the Delaware Corporation Law.

     1.3 Closing; Closing Date. The consummation of the transactions contemplated by this Agreement (the "Closing") shall take place at the offices of Cooley Godward LLP, 3175 Hanover, Palo Alto, California 94304 at 10:00 a.m. on the fifth Business Day following receipt by the parties hereto of notice of the expiration of the Hart-Scott-Rodino Act waiting period and the satisfaction or waiver of all of the conditions set forth in Sections 7 and 8. The time when the Merger shall become effective is herein referred to as the "Effective Time." (The date on which the Effective Time occurs and the Closing actually takes place is referred to in this Agreement as the "Closing Date").

     1.4  Conversion of Shares.

          (a) Subject to Sections 1.8 and 1.9, at the Closing Date, by virtue of the Merger and without any further action on the part of Parent, Merger Sub, the Company or any shareholder of the Company, each share of Company Common Stock outstanding immediately prior to the Closing Date shall be converted into the right to receive total consideration for the Merger (the "Merger Consideration") comprised of (a) "Closing Cash"; and (b) the "Applicable Fraction" of a share of common stock (par value $0.01 per share) of Parent ("Parent Common Stock"); (capitalized terms in quotations are as defined in Section 1.4(b)).

          (b)  For the purposes of this Agreement:

               (i) the "Adjusted Cash Price" shall be $19,000,000 (A) minus the difference obtained by subtracting the "Net Working Capital" (as hereinafter defined) from $3,000,000 if the Net Working Capital is less than 3,000,000 or
(B) plus the positive difference between Net Working Capital and $3,000,000 if the Net Working Capital is greater than $3,000,000;

               (ii) the "Adjusted Fully Diluted Company Share Amount" shall be the sum of (A) the aggregate number of shares of Company Common Stock outstanding immediately prior to the Closing Date (including any such shares that are subject to a repurchase option or risk of forfeiture under any restricted stock purchase agreement or other agreement); and (B) the aggregate number of shares of Company Common Stock purchasable under all Company Options (as defined in Section 1.6) outstanding immediately prior to the Closing Date (including any shares of Company Common Stock that may ultimately be purchased under Company Options that are unvested or are otherwise not then exercisable).

               (iii) the "Applicable Fraction" shall be the fraction: (A) having the numerator equal to $19,000,000; and (B) having a denominator equal to the Adjusted Fully Diluted Company Share Amount multiplied by the Designated Parent Stock Price.

               (iv) the "Closing Cash" shall be an amount of cash equal to (x) the "Adjusted Cash Price" divided by (y) the Adjusted Fully Diluted Company Share Amount, as adjusted as provided in Section 1.4(d) hereof, but in no event shall the Closing Cash portion of the Merger Consideration exceed 55% of the total Merger Consideration.

                                       2.

               (v) "Designated Parent Stock Price" means the average of the closing sale prices of a share of Parent Common Stock as reported on the Nasdaq National Market over the 5 consecutive trading days immediately preceding the Closing Date.

               (vi) "Net Working Capital" shall be the sum of the accounts receivable and inventory of the Company minus the sum of accounts payable and other current payables of the Company, which include accrued expenses and current deferred income taxes payable, but exclude the current portion of debt of AMP Parent, as described in Part 6.8 of the Disclosure Schedule; the financing debt as described in Part 6.8 of the Disclosure Schedule; the bankruptcy debt as described in Part 6.8 of the Disclosure Schedule; the current portion of capital leases and the current portion of new equipment loans described in Part 2.5(h) of the Disclosure Schedule.

          (c) If any shares of Company Stock outstanding immediately prior to the Closing Date are unvested or are subject to a repurchase option, risk of forfeiture or other condition under any applicable restricted stock purchase agreement or other agreement with the Company, then the Closing Cash payable and the shares of Parent Common Stock issuable in exchange for such shares of Company Stock will also be unvested and subject to the same repurchase option, risk of forfeiture or other condition, and the certificates representing such shares of Parent Common Stock may accordingly be marked with appropriate legends.

          (d) The Merger Consideration shall be payable to the Selling Shareholders of the Company on the Closing Date as follows:

               (i) the Adjusted Cash Price shall be calculated and paid on the Closing Date based upon an estimate of Net Working Capital prepared by Parent on and as of the second business day prior to the Closing Date (the "Closing Date Net Working Capital").

               (ii) As soon as reasonably practicable but in no event later than thirty (30) days after the Closing Date, Parent shall cause Arthur Anderson LLP, independent public accountants, to prepare a statement of Net Working Capital of the Company on and as of second business day prior to the Closing Date (the "Closing Net Working Capital Statement"). The Closing Net Working Capital Statement shall be prepared in accordance with generally accepted accounting principles and consistent with the Company's past practices. The Selling Shareholders will provide to Parent access to all workpapers, records and personnel reasonably necessary to prepare the Closing Net Working Capital Statement.

               (iii) Parent will provide to the Selling Shareholders and its Representatives the Closing Net Working Capital Statement, as well as access to all workpapers, records and personnel reasonably necessary for the Selling Shareholders to verify the Closing Net Working Capital Statement. If, within thirty (30) calendar days after the date of the Parent's delivery of the Closing Net Working Capital Statement, the Selling Shareholders shall have any disagreement with respect thereto, the Selling Shareholders will give written notice to the Parent within such 30-calendar day period, specifying such disagreement and Selling Shareholders' basis therefor. The failure by Selling Shareholders to express its disagreement within such 30-calendar day period will constitute Selling Shareholders' acceptance of the Closing Net Working Capital Statement as delivered by Parent. If the Selling Shareholders and Parent are unable to resolve any disagreement between them within ten (10) calendar days after giving notice of such

                                       3.

disagreement, the items in dispute (collectively, the "Disputed Items") will promptly be referred for determination to one of the "Big Five" accounting firms as shall be mutually acceptable to Parent and the Selling Shareholders, other than the Parent's Auditors (the "Accountants"); provided that if the Selling
                                                --------
Shareholders and Parent are unable to agree on the identity of the Accountants within (10) calendar days after the giving of the notice of such disagreement, the Parent may select a "Big Five" Accounting firm to serve as the Accountants. The Accountants shall, within sixty (60) calendar days of the date on which a Disputed Item has been referred to them for determination, (x) make a determination only as to each of the Disputed Items and shall have no authority to review and make a determination with respect to any item which has not been submitted by the parties hereto for determination by the Accountants, and (y) based on the items not in dispute and on the Accountants' determination of the Disputed Items, calculate the resultant Adjusted Cash Price, if any, which determination and calculation will be (A) in writing, (B) promptly furnished to each of the parties hereto after the Disputed Items have been referred to the Accountants, (C) made in accordance with this Agreement, and (D) conclusive and binding upon each of the parties hereto. In connection with their determination of the Disputed Items, the Accountants will be entitled to review the workpapers, trial balances and similar materials prepared by Arthur Andersen LLP in connection with such firm's examination of the financial statements of the Company, and any books and records related thereto. Based upon the Accountant's determination of the Adjusted Cash Price, within ten (10) days of date the parties receive the Accountant's written determination, (1) the Parent shall remit to the Selling Shareholders the positive difference, if any, between the Adjusted Cash Price as determined by the Accountants and the Adjusted Cash Price paid on the Closing Date, or (2) the Selling Shareholders shall remit to the Parent the positive difference, if any, between the Adjusted Cash Price paid on the Closing Date and the Adjusted Cash Price determined by the Accountants.

          (iv) All expenses and fees of Arthur Andersen LLP shall be borne by the Parent. All expenses and fees of the Accountants, if any, shall be borne one half by Parent and one half by the Selling Shareholders.

     1.5 Escrow. As more fully described in Section 10.4 hereof and in the Escrow Agreement attached hereto as Exhibit B (the "Escrow Agreement"), an
                                    ---------
Escrow Fund (as defined in the Escrow Agreement) shall be established into which shall be deposited at Closing a portion of the total Closing Cash and a portion of the Parent Common Stock which the Selling Shareholders are entitled to receive pursuant to the provisions of this Section 1. The amount to be withheld from the Selling Shareholders and contributed to the Escrow Fund shall be ten percent (10%) of the aggregate amount of Closing Cash and ten percent (10%) of the aggregate number of shares of Parent Common Stock that the Selling Shareholders are entitled to receive pursuant to the provisions of this Section 1.

     1.6 Employee Stock Options. As of the Closing Date, there are no options to purchase Company stock, whether vested or unvested. Any options to purchase Company stock that existed prior to the Closing Date have been terminated.

     1.7 Closing of the Company's Transfer Books. At the Closing Date, holders of certificates representing shares of the Company's capital stock that were outstanding immediately prior to the Closing Date shall cease to have any rights as shareholders of the Company, and the stock transfer books of the Company shall be closed with respect to all shares

                                       4.

of such capital stock outstanding immediately prior to the Closing Date. No further transfer of any such shares of the Company's capital stock shall be made on such stock transfer books after the Closing Date. If, after the Closing Date, a valid certificate previously representing any of such shares of the Company's capital stock (a "Company Stock Certificate") is presented to the Surviving Corporation or Parent, such Company Stock Certificate shall be canceled and shall be exchanged as provided in Section 1.8.

     1.8  Exchange of Certificates.

          (a) At or as soon as practicable after the Closing Date, Parent will send to the holders of Company Stock Certificates a letter of transmittal in customary form and containing such provisions as Parent may reasonably specify, and instructions for use in effecting the surrender of Company Stock Certificates in exchange for cash and for certificates representing Parent Common Stock in accordance with the terms of this Section 1. Upon surrender of a Company Stock Certificate to Parent for exchange, together with a duly executed letter of transmittal and such other documents as may be reasonably required by Parent, the Company Stock Certificate so surrendered shall be canceled and the holder of such Company Stock Certificate shall be entitled to receive in exchange therefor:

               (i) the amount of cash equal to the Closing Cash multiplied by the number of shares of capital stock of the Company represented by the surrendered Company Stock Certificate; and

               (ii) a certificate representing the number of whole shares of Parent Common Stock equal to the Applicable Fraction multiplied by the number of shares of capital stock of the Company represented by the surrendered Company Stock Certificate.

Until surrendered as contemplated by this Section 1.8, each Company Stock Certificate shall be deemed, from and after the Closing Date, to represent only the right to receive upon such surrender cash, a certificate representing shares of Parent Common Stock, (and cash in lieu of any fractional share of Parent Common Stock) as contemplated by this Section 1. If any Company Stock Certificate shall have been lost, stolen or destroyed, Parent may, in its discretion and as a condition precedent to the delivery of any cash and the issuance of any certificate representing Parent Common Stock require the owner of such lost, stolen or destroyed Company Stock Certificate to provide an appropriate affidavit and to deliver a bond (in such sum as Parent may reasonably direct) as indemnity against any claim that may be made against Parent or the Surviving Corporation with respect to such Company Stock Certificate.

          (b) No dividends or other distributions declared or made with respect to Parent Common Stock with a record date after the Closing Date shall be paid to the holder of any unsurrendered Company Stock Certificate with respect to the shares of Parent Common Stock represented thereby, and no cash payment in lieu of any fractional share shall be paid to any such holder, until such holder surrenders such Company Stock Certificate in accordance with this Section 1.8 (at which time such holder shall be entitled to receive all such dividends and distributions and such cash payment).

                                       5.

          (c) No fractional shares of Parent Common Stock shall be issued in connection with the Merger, and no certificates for any such fractional shares shall be issued. In lieu of such fractional shares, any holder of capital stock of the Company who would otherwise be entitled to receive a fraction of a share of Parent Common Stock (after aggregating all such fractional shares issuable to such holder) shall, upon surrender of such holder's Company Stock Certificate(s), be paid in cash the dollar amount (rounded to the nearest whole cent), without interest, determined by multiplying such fraction by the Designated Parent Stock Price (as defined in Section 1.4).

          (d) Parent and the Surviving Corporation shall be entitled to deduct and withhold from any consideration payable or otherwise deliverable to any holder or former holder of capital stock of the Company pursuant to this Agreement such amounts as Parent or the Surviving Corporation may be required to deduct or withhold therefrom under the Code or under any provision of state, local or foreign tax law. To the extent such amounts are so deducted or withheld, such amounts shall be treated for all purposes under this Agreement as having been paid to the Person to whom such amounts would otherwise have been paid.

          (e) Neither Parent nor the Surviving Corporation shall be liable to any holder or former holder of capital stock of the Company for any shares of Parent Common Stock, dividends or distributions with respect thereto, or for any cash amounts, delivered to any public official pursuant to any applicable abandoned property, escheat or similar law.

     1.9  Dissenting Shares.

          (a) Notwithstanding anything to the contrary contained in this Agreement, any shares of capital stock of the Company that, as of the Closing Date, are or may become "dissenting shares" within the meaning of the California Corporations Code shall not be converted into or represent the right to receive cash or Parent Common Stock in accordance with this Section 1 (or cash in lieu of fractional shares in accordance with Section 1.8(c)), and the holder or holders of such shares shall be entitled only to such rights as may be granted to such holder or holders in the California Corporations Code; provided, however, that if the status of any such shares as "dissenting shares" shall not be perfected, or if any such shares shall lose their status as "dissenting shares," then, as of the later of the Closing Date or the time of the failure to perfect such status or the loss of such status, such shares shall automatically be converted into and shall represent only the right to receive (upon the surrender of the certificate or certificates representing such shares) cash and Parent Common Stock in accordance with this Section 1 (and cash in lieu of fractional shares in accordance with Section 1.8(c)).

          (b) The Company shall give Parent (i) prompt notice of any written demand received by the Company prior to the Closing Date to require the Company to purchase shares of capital stock of the Company pursuant to the California Corporations Code and of any other demand, notice or instrument delivered to the Company prior to the Closing Date pursuant to the California Corporations Code, and (ii) the opportunity to participate in all negotiations and proceedings with respect to any such demand, notice or instrument. The Company shall not make any payment or settlement offer prior to the Closing Date with respect to any such demand unless Parent shall have consented in writing to such payment or settlement offer.

                                       6.

     1.10 Certificate of Incorporation and Bylaws; Directors and Officers. Unless otherwise determined by Parent and the Company prior to the Closing Date:

            (a) the Certificate of Incorporation of the Surviving Corporation shall, as of the Closing Date, continue in the same form as the Certificate of Incorporation of the Merger Sub;

            (b) the Bylaws of the Surviving Corporation shall, as of the Closing Date, continue in the same form as the Bylaws of Merger Sub as in effect immediately prior to the Closing Date; and

            (c) the directors and officers of the Surviving Corporation immediately after the Closing Date shall be the officers and directors of the Merger Sub.

     1.11 Tax Consequences. For federal income tax purposes, the Merger is intended to constitute a reorganization within the meaning of Section 368 of the Code. The parties to this Agreement hereby adopt this Agreement as a "plan of reorganization" within the meaning of Sections 1.368-2(g) and 1.368-3(a) of the United States Treasury Regulations.

     1.12 Further Action. If, at any time after the Closing Date, any further action is determined by Parent to be necessary or desirable to carry out the purposes of this Agreement or to vest the Surviving Corporation or Parent with full right, title and possession of and to all rights and property of Merger Sub and the Company, the officers and directors of the Surviving Corporation and Parent shall be fully authorized (in the name of Merger Sub, in the name of the Company and otherwise) to take such action.

SECTION 2.  Representations and Warranties of the Company

            The Company and each of the Selling Shareholders, severally, and not jointly, represent and warrant, to and for the benefit of the Indemnitees, as follows except as set forth in the Disclosure Schedule:

     2.1    Due Organization; No Subsidiaries; Etc.

            (a) The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of California and has all necessary power and authority: (i) to conduct its business in the manner in which its business is currently being conducted; (ii) to own and use its assets in the manner in which its assets are currently owned and used; and (iii) to perform its obligations under all Company Contracts.

            (b) Except as set forth in Part 2.1 of the Disclosure Schedule, the Company has not conducted any business under or otherwise used, for any purpose or in any jurisdiction, any fictitious name, assumed name, trade name or other name, other than the name "Advanced Machine Programming, Inc."

            (c) The Company is not and has not been required to be qualified, authorized, registered or licensed to do business as a foreign corporation in any jurisdiction other than the jurisdictions identified in Part 2.1 of the Disclosure Schedule, except where the failure to be so

                                       7.

qualified, authorized, registered or licensed would not have a Material Adverse Effect on the Company. The Company is in good standing as a foreign corporation in each of the jurisdictions identified in Part 2.1 of the Disclosure Schedule.

          (d) Part 2.1 of the Disclosure Schedule accurately sets forth (i) the names of the members of the Company's board of directors, (ii) the names of the members of each committee of the Company's board of directors, and (iii) the names and titles of the Company's officers.

          (e) The Company does not own any controlling interest in any Entity and, except for the equity interests identified in Part 2.1 of the Disclosure Schedule, the Company has never owned, beneficially or otherwise, any shares or other securities of, or any direct or indirect equity interest in, any Entity. The Company has not agreed and is not obligated to make any future investment in or capital contribution to any Entity. The Company has not guaranteed and is not responsible or liable for any obligation of any of the Entities in which it owns or has owned any equity interest.

     2.2 Articles of Incorporation and Bylaws; Records. The Company has delivered to Parent accurate and complete copies of: (1) the Company's articles of incorporation and bylaws, including all amendments thereto; (2) the stock records of the Company; and (3) except as set forth in Part 2.2 of the Disclosure Schedule, the minutes and other records of the meetings and other proceedings (including any actions taken by written consent or otherwise without a meeting) of the shareholders of the Company, the board of directors of the Company and all committees of the board of directors of the Company. There have been no formal meetings or other proceedings of the shareholders of the Company, the board of directors of the Company or any committee of the board of directors of the Company that are not fully reflected in such minutes or other records. There has not been any violation of any of the provisions of the Company's articles of incorporation or bylaws, and the Company has not taken any action that is inconsistent in any material respect with any resolution adopted by the Company's shareholders, the Company's board of directors or any committee of the Company's board of directors. The books of account, stock records, minute books and other records of the Company are accurate, up-to-date and complete in all material respects, and have been maintained in accordance with prudent business practices.

     2.3  Capitalization, Etc.

          (a) The authorized capital stock of the Company consists of: 25,000 shares of Common Stock (with no par value), of which 1,000 shares have been issued and are outstanding as of the date of this Agreement. All of the outstanding shares of Company Common Stock have been duly authorized and validly issued, and are fully paid and non-assessable. On the date hereof, AMP Parent holds all of the outstanding shares of the capital stock of the Company. On and as of the Closing Date, the Selling Shareholders shall hold all of the outstanding shares of capital stock of the Company. Part 2.3 of the Disclosure Schedule provides the name of each of the Selling Shareholders, and the respective number and percentage of outstanding shares of Company Common Stock held by each Selling Shareholder.

                                       8.

          (b) The Company has reserved no shares of Company Common Stock for issuance under any stock option/issuance plan. Except as set forth in Part 2.3 of the Disclosure Schedule, there is no: (i) outstanding subscription, option, call, warrant or right (whether or not currently exercisable) to acquire any shares of the capital stock or other securities of the Company; (ii) outstanding security, instrument or obligation that is or may become convertible into or exchangeable for any shares of the capital stock or other securities of the Company; (iii) Contract under which the Company is or may become obligated to sell or otherwise issue any shares of its capital stock or any other securities; or (iv) to the best of the knowledge of the Company, condition or circumstance that may give rise to or provide a basis for the assertion of a claim by any Person to the effect that such Person is entitled to acquire or receive any shares of capital stock or other securities of the Company.

          (c) All outstanding shares of Company Common Stock have been issued and granted in compliance with (i) all applicable securities laws and other applicable Legal Requirements, and (ii) all requirements set forth in applicable Contracts.

          (d) Except as set forth in Part 2.3 of the Disclosure Schedule, the Company has never repurchased, redeemed or otherwise reacquired any shares of capital stock or other securities of the Company. All securities so reacquired by the Company were reacquired in compliance with (i) the applicable provisions of the California General Corporation Law and all other applicable Legal Requirements, and (ii) all requirements set forth in applicable restricted stock purchase agreements and other applicable Contracts.

     2.4  Financial Statements.

          (a) The Company has delivered to Parent the following financial statements and notes (collectively, the "Company Financial Statements"):

               (i) The audited balance sheets of the Company as of September 30, 1999, and the related audited income statements, statements of shareholders' equity and statements of cash flows of the Company for the years then ended, together with the notes thereto and the unqualified report and opinion of BDO Seidman LLP relating thereto; and

               (ii) the unaudited balance sheet of the Company as of September 30, 2000 (the "Unaudited Interim Balance Sheet"), and the related unaudited income statement of the Company for the twelve months then ended.

          (b) The Company Financial Statements present fairly the financial position of the Company as of the respective dates thereof and the results of operations and (in the case of the financial statements referred to in Section 2.4(a)(i)) cash flows of the Company for the periods covered thereby. The Company Financial Statements have not been prepared in accordance with generally accepted accounting principles applied on a consistent basis throughout the periods covered.

          (c) When delivered at Closing, the October 31, 2000 unaudited financial statements referenced in Section 7.5(h) will present fairly the financial position of the Company. These financial statements will not be prepared in accordance with generally accepted accounting principles applied on a consistent basis throughout the periods covered.

                                       9.

     2.5  Absence of Changes.  Since September 30, 2000:

          (a) there has not been any material adverse change in the Company's business, condition, assets, liabilities, operations, financial performance or prospects, and, to the best of the knowledge of the Company, no event has occurred that will, or could reasonably be expected to, have a Material Adverse Effect on the Company;

          (b) there has not been any material loss, damage or destruction to, or any material interruption in the use of, any of the Company's assets (whether or not covered by insurance);

          (c) the Company has not declared, accrued, set aside or paid any dividend or made any other distribution in respect of any shares of capital stock, and has not repurchased, redeemed or otherwise reacquired any shares of capital stock or other securities;

          (d)  the Company has not sold, issued or authorized the issuance of
(i) any capital stock or other security (except for Company Common Stock issued upon the exercise of outstanding Company Options), (ii) any option or right to acquire any capital stock or any other security (except for Company Options described in Part 2.3 of the Disclosure Schedule), or (iii) any instrument convertible into or exchangeable for any capital stock or other security;

          (e) the Company has not amended or waived any of its rights under, or permitted the acceleration of vesting under, (i) any provision of a stock option/issuance plan, (ii) any provision of any agreement evidencing any outstanding Company Option, or (iii) any restricted stock purchase agreement;

          (f) there has been no amendment to the Company's articles of incorporation or bylaws, and the Company has not effected or been a party to any Acquisition Transaction, recapitalization, reclassification of shares, stock split, reverse stock split or similar transaction;

          (g) the Company has not formed any subsidiary or acquired any equity interest or other interest in any other Entity;

          (h) the Company has not made any capital expenditure which, when added to all other capital expenditures made on behalf of the Company since September 30, 2000, exceeds $10,000;

          (i) the Company has not (i) entered into or permitted any of the assets owned or used by it to become bound by any Contract that is or would constitute a Material Contract (as defined in Section 2.9(a)), or (ii) amended or prematurely terminated, or waived any material right or remedy under, any such Contract;

          (j) the Company has not (i) acquired, leased or licensed any right or other asset from any other Person, except in the ordinary course of business and consistent with the Company's past practices, (ii) sold or otherwise disposed of, or leased or licensed, any right or other asset to any other Person, except in the ordinary course of business and consistent with the Company's past practices, or (iii) waived or relinquished any right, except for immaterial rights

                                      10.

or other immaterial assets acquired, leased, licensed or disposed of in the ordinary course of business and consistent with the Company's past practices;

          (k) the Company has not written off as uncollectable, or established any extraordinary reserve with respect to, any account receivable or other indebtedness;

          (l) the Company has not made any pledge of any of its assets or otherwise permitted any of its assets to become subject to any Encumbrance, except for pledges of immaterial assets made in the ordinary course of business and consistent with the Company's past practices and purchase money security interests in assets acquired by the Company in the ordinary course of business and consistent with the Company's past practices;

          (m) the Company has not (i) lent money to any Person (other than pursuant to routine travel advances made to employees in the ordinary course of business), or (ii) incurred or guaranteed any indebtedness for borrowed money;

          (n) the Company has not (i) established or adopted any Plans (as defined in Section 2.14), (ii) paid any bonus or made any profit-sharing or similar payment to, or increased the amount of the wages, salary, commissions, fringe benefits or other compensation or remuneration payable to, any of its directors, officers or employees, or (iii) hired any new employee with an annual base salary in excess of $50,000;

          (o) the Company has not changed any of its methods of accounting or accounting practices in any respect;

          (p) the Company has not made any Tax election;

          (q) except as described in Part 2.5 of the Disclosure Schedule, with reference to the matters referred to in Section 2.10(b) hereof, the Company has not commenced or settled any Legal Proceeding;

          (r) the Company has not entered into any material transaction or taken any other material action outside the ordinary course of business or inconsistent with its past practices; and

          (s) the Company has not agreed or committed to take any of the actions referred to in clauses "(c)" through "(r)" above.

     2.6  Title to Assets.

          (a) The Company owns, and has good, valid and marketable title to, all assets purported to be owned by it, including: (i) all assets reflected on the Unaudited Interim Balance Sheet; (ii) all assets referred to in Parts 2.1, 2.7(b) and 2.9 of the Disclosure Schedule and all of the Company's rights under the Contracts identified in Part 2.10 of the Disclosure Schedule; and (iii) all other assets reflected in the Company's books and records as being owned by the Company. All of said assets are owned by the Company free and clear of any liens or other Encumbrances, except for (x) any lien for current taxes not yet due and payable, (y) minor liens that have arisen in the ordinary course of business and that do not (in any case or in the

                                      11.

aggregate) materially detract from the value of the assets subject thereto or materially impair the operations of the Company and (z) those liens and encumbrances described in Part 2.6 of the Disclosure Schedule.

          (b) The Company has good title to all assets that are material to the business of the Company and that are being leased or licensed to the Company.

          (c) All material items of equipment and other tangible assets owned by or leased to the Company are adequate for the uses to which they are being put, are in good condition and repair (ordinary wear and tear excepted) and are adequate for the conduct of the Company's business in the manner in which such business is currently being conducted.

          (d) The Company does not own any real property or any interest in real property, except for the leasehold created under the real property lease identified in Part 2.10 of the Disclosure Schedule.

     2.7  Bank Accounts; Receivables.

          (a) Part 2.7(a) of the Disclosure Schedule provides accurate information with respect to each account maintained by or for the benefit of the Company at any bank or other financial institution.

          (b) Part 2.7(b) of the Disclosure Schedule provides an accurate and complete breakdown and aging of all accounts receivable, notes receivable and other receivables of the Company as of September 30, 2000. All existing accounts receivable of the Company (including those accounts receivable reflected on the Unaudited Interim Balance Sheet that have not yet been collected and those accounts receivable that have arisen since September 30, 2000 and have not yet been collected) (i) represent valid obligations of customers of the Company arising from bona fide transactions entered into in the ordinary course of business, and (ii) are current and will be collected in full without any counterclaim or set off.

          (c) All unfilled orders for the purchase of Company products as of September 30, 2000 represent valid obligations of customers of the Company arising from bona fide transactions entered into in the ordinary course of business.

     2.8  Proprietary Assets.

          (a) Part 2.8(a)(i) of the Disclosure Schedule sets forth, with respect to each Company Proprietary Asset registered with any Governmental Body or for which an application has been filed with any Governmental Body, (i) a brief description of such Company Proprietary Asset, and (ii) the names of the jurisdictions covered by the applicable registration or application. Part 2.8(a)(ii) of the Disclosure Schedule identifies and provides a brief description of all other Company Proprietary Assets owned by the Company. Part 2.8(a)(iii) of the Disclosure Schedule identifies and provides a brief description of each Company Proprietary Asset licensed to the Company by any Person (except for any Proprietary Asset that is licensed to the Company under any third party software license generally available to the public at a cost of less than $10,000), and identifies the license agreement under which such Proprietary Asset is being licensed to the Company. The Company has good, valid and marketable title to all of the Company Proprietary

                                      12.

Assets identified in Parts 2.8(a)(i) and 2.8(a)(ii) of the Disclosure Schedule, free and clear of all liens and other Encumbrances, and has a valid right to use all Proprietary Assets identified in Part 2.8(a)(iii) of the Disclosure Schedule. The Company is not obligated to make any payment to any Person for the use of any Company Proprietary Asset. The Company has not developed jointly with any other Person any Company Proprietary Asset with respect to which such other Person has any rights.

          (b) The Company has taken all measures and precautions necessary to protect and maintain the confidentiality and secrecy of all Company Proprietary Assets (except Company Proprietary Assets whose value would be unimpaired by public disclosure) and otherwise to maintain and protect the value of all Company Proprietary Assets. The Company has not (other than pursuant to license agreements identified in Part 2.9 of the Disclosure Schedule) disclosed or delivered to any Person, or permitted the disclosure or delivery to any Person of, (i) the source code, or any portion or aspect of the source code, of any Company Proprietary Asset, or (ii) the object code, or any portion or aspect of the object code, of any Company Proprietary Asset.

          (c) None of the Company Proprietary Assets identified in Part 2.8(ii) of the Disclosure Schedule infringes or conflicts with any Proprietary Asset owned or used by any other Person; the Company is not infringing, misappropriating or making any unlawful use of, and the Company has not at any time infringed, misappropriated or made any unlawful use of, or received any notice or other communication (in writing or otherwise) of any actual, alleged, possible or potential infringement, misappropriation or unlawful use of, any Proprietary Asset owned or used by any other Person. To the best of the knowledge of the Company, no other Person is infringing, misappropriating or making any unlawful use of, and no Proprietary Asset owned or used by any other Person infringes or conflicts with, any Company Proprietary Asset.

          (d) Each Company Proprietary Asset identified in Part 2.8(ii) of the Disclosure Schedule conforms in all material respects with any specification, documentation, performance standard, representation or statement made or provided with respect thereto by or on behalf of the Company; and (ii) there has not been any claim by any customer or other Person alleging that any Company Proprietary Asset (including each version thereof that has ever been licensed or otherwise made available by the Company to any Person) does not conform in all material respects with any specification, documentation, performance standard, representation or statement made or provided by or on behalf of the Company, and, to the best of the knowledge of the Company, there is no basis for any such claim. The Company has established adequate reserves on the Unaudited Interim Balance Sheet to cover all costs associated with any obligations that the Company may have with respect to the correction or repair of programming errors or other defects in the Company Proprietary Assets.

          (e) The Company Proprietary Assets, together with the Proprietary Assets made available to the Company by its customer, constitute all the Proprietary Assets necessary to enable the Company to conduct its business in the manner in which such business has been and is being conducted. The Company has not licensed any of the Company Proprietary Assets to any Person on an exclusive basis, and the Company has not entered into any covenant not to compete or Contract limiting its ability to exploit fully any of its Company Proprietary Assets or to transact business in any market or geographical area or with any Person.

                                      13.

     2.9  Contracts.

          (a)   Part 2.9 of the Disclosure Schedule identifies:

                (i) each Company Contract relating to the employment of, or the performance of services by, any employee, consultant or independent contractor;

                (ii) each Company Contract relating to the acquisition, transfer, use, development, sharing or license of any technology or any Proprietary Asset;

                (iii) each Company Contract imposing any restriction on the Company's right or ability (A) to compete with any other Person, (B) to acquire any product or other asset or any services from any other Person, to sell any product or other asset to or perform any services for any other Person or to transact business or deal in any other manner with any other Person, or (C) develop or distribute any technology;

                (iv) each Company Contract creating or involving any agency relationship, distribution arrangement or franchise relationship;

                (v) each Company Contract relating to the acquisition, issuance or transfer of any securities;

                (vi) each Company Contract relating to the creation of any Encumbrance with respect to any asset of the Company;

                (vii) each Company Contract involving or incorporating any guaranty, any pledge, any performance or completion bond, any indemnity or any surety arrangement;

                (viii) each Company Contract creating or relating to any partnership or joint venture or any sharing of revenues, profits, losses, costs or liabilities;

                (ix) each Company Contract relating to the purchase or sale of any product or other asset by or to, or the performance of any services by or for, any Related Party (as defined in Section 2.17);

                (x) each Company Contract constituting or relating to a Government Contract or Government Bid;

                (xi) any other Company Contract that was entered into outside the ordinary course of business or was inconsistent with the Company's past practices;

                (xii) any other Company Contract that has a term of more than 60 days and that may not be terminated by the Company (without penalty) within 60 days after the delivery of a termination notice by the Company; and

                (xiii) any other Company Contract that contemplates or involves
(A) the payment or delivery of cash or other consideration in an amount or having a value in excess of

                                      14.

$25,000 for any such single Company Contract, or (B) the performance of services having a value in excess of $25,000 for any single Company Contract.

(Contracts in the respective categories described in clauses "(i)" through "(xiii)" above are referred to in this Agreement as "Material Contracts.")

          (b) The Company has delivered to Parent accurate and complete copies of all written Contracts identified in Part 2.9 of the Disclosure Schedule, including all amendments thereto. Part 2.9 of the Disclosure Schedule provides an accurate description of the terms of each Company Contract that is not in written form. Each Contract identified in Part 2.9 of the Disclosure Schedule is valid and in full force and effect, and, to the best of the knowledge of the Company, is enforceable by the Company in accordance with its terms, subject to
(i) laws of general application relating to bankruptcy, insolvency and the relief of debtors, and (ii) rules of law governing specific performance, injunctive relief and other equitable remedies.

          (c) The Company has not violated or breached, or committed any default under, any Company Contract which could result in or have a Material Adverse Effect, and, to the best of the knowledge of the Company, no other Person has violated or breached, or committed any default under, any Company Contract;

          (d) To the best of the knowledge of the Company, no event has occurred, and no circumstance or condition exists, that (with or without notice or lapse of time) will, or could reasonably be expected to, (A) result in a violation or breach of any of the provisions of any Company Contract, (B) give any Person the right to declare a default or exercise any remedy under any Company Contract, (C) give any Person the right to accelerate the maturity or performance of any Company Contract, or (D) give any Person the right to cancel, terminate or modify any Company Contract;

          (e) Since September 30, 1999, the Company has not received any notice or other communication regarding any actual or possible violation or breach of, or default under, any Company Contract; and

          (f) To the best knowledge of the Company, it has not waived any of its material rights under any Material Contract.

          (g) No Person is renegotiating, or has a right pursuant to the terms of any Company Contract to renegotiate, any amount paid or payable to the Company under any Material Contract or any other material term or provision of any Material Contract.

          (h) The Contracts identified in Part 2.9 of the Disclosure Schedule collectively constitute all of the Contracts necessary to enable the Company to conduct its business in the manner in which its business is currently being conducted.

     2.10 Liabilities

          (a) The Company has no accrued, contingent or other liabilities of any nature, either matured or unmatured (whether or not required to be reflected in financial statements in accordance with generally accepted accounting principles, and whether due or to become due),

                                      15.

except for: (i) liabilities identified as such in the "liabilities" column of the Unaudited Interim Balance Sheet; (ii) accounts payable or accrued salaries that have been incurred by the Company since September 30, 2000 in the ordinary course of business and consistent with the Company's past practices; (iii) liabilities under the Company Contracts identified in Part 2.9 of the Disclosure Schedule, to the extent the nature and magnitude of such liabilities can be specifically ascertained by reference to the text of such Company Contracts; and
(iv) the liabilities identified in Part 2.10(a) of the Disclosure Schedule.

          (b) The First Amended Plan of Reorganization filed by the Company on July 9, 1999 pursuant to Section 1121 of Title 22 of the United States Code, has been approved by a final order of the Bankruptcy Court, a copy of which is attached as Part 2.10 of the Disclosure Schedule.

     2.11 Compliance with Legal Requirements. The Company is, and has at all times since September 30, 1998 been, in compliance with all applicable Legal Requirements, except where the failure to comply with such Legal Requirements has not had and will not have a Material Adverse Effect on the Company. Since September 30, 1998, the Company has not received any notice or other communication from any Governmental Body regarding any actual or possible violation of, or failure to comply with, any Legal Requirement.

     2.12 Governmental Authorizations. The Governmental Authorizations held by the Company are valid and in full force and effect, and collectively constitute all Governmental Authorizations, to the best knowledge of the Company, necessary to enable the Company to conduct its business in the manner in which its business is currently being conducted. The Company is, and at all times since September 30, 1998 has been, in substantial compliance with the terms and requirements of the respective Governmental Authorizations identified in Part
2.12 of the Disclosure Schedule. Since September 30, 1998, the Company has not received any notice or other communication from any Governmental Body regarding
(a) any actual or possible violation of or failure to company with any term or requirement of any Governmental Authorization, or (b) any actual or possible revocation, withdrawal, suspension, cancellation, termination or modification of any Governmental Authorization.

     2.13 Tax Matters

          (a) All Tax Returns required to be filed by or on behalf of the Company with any Governmental Body with respect to any taxable period ending on or before the Closing Date (the "Company Returns") (i) have been or will be filed on or before the applicable due date (including any extensions of such due date), and (ii) have been, or will be when filed, accurately and completely prepared in all material respects in compliance with all applicable Legal Requirements. All amounts shown on the Company Returns to be due on or before the Closing Date have been or will be paid on or before the Closing Date, and no other Taxes are payable by the Company with respect to items or periods covered by such Tax Returns (whether or not shown on or reportable on such Tax Returns) or with respect to any period prior to the date of this Agreement. The Company has withheld and paid over all Taxes required to have been withheld and paid over, and complied with all information reporting and backup withholding requirements, including maintenance of required records with respect thereto, in connection with amounts paid or owing to any employee, creditor, independent contractor, or other third party.

                                      16.

There are no liens on any of the assets of the Company with respect to Taxes, other than liens for Taxes, not yet due and payable. The Company has delivered to Parent accurate and complete copies of all Company Returns that are open to review by the Internal Revenue Service or other Governmental Body. The amount of the Company's liability for unpaid Taxes for all periods ending on or before September 30, 1999 does not, in the aggregate, exceed the amount of the current liability accruals for Taxes reflected on the Unaudited Interim Balance Sheet, and the amount of the Company's liability for unpaid Taxes for all periods ending on or before the Closing Date shall not, in the aggregate exceed the amount of the current liability accruals for Taxes as such accruals are reflected on the Unaudited Interim Balance Sheet, as adjusted for operations and transactions in the ordinary course of business of the Company since the date of the Unaudited Interim Balance Sheet in accordance with past custom and practice.

          (b) The Company Financial Statements fully accrue all actual liabilities for Taxes with respect to all periods through the dates thereof in accordance with generally accepted accounting principles. The Company will establish, in the ordinary course of business and consistent with its past practices and in accordance with GAAP, reserves adequate for the payment of all Taxes for the period from September 30, 1999 through the Closing Date, and the Company will disclose the dollar amount of such reserves to Parent on or prior to the Closing Date.

          (c) No Company Return relating to income Taxes has ever been examined or audited by any Governmental Body. The Company has delivered to Parent accurate and complete copies of all audit reports and similar documents (to which the Company has access) relating to the Company Returns. No extension or waiver of the limitation period applicable to any of the Company Returns has been granted (by the Company or any other Person), and no such extension or waiver has been requested from the Company.

          (d) No claim or Proceeding is pending or has been threatened against or with respect to the Company in respect of any Tax. There are no unsatisfied liabilities for Taxes (including liabilities for interest, additions to tax and penalties thereon and related expenses) with respect to any notice of deficiency or similar document received by the Company with respect to any Tax (other than liabilities for Taxes asserted under any such notice of deficiency or similar document which are being contested in good faith by the Company and with respect to which adequate reserves for payment have been established). There are no liens for Taxes upon any of the assets of the Company except liens for current Taxes not yet due and payable. The Company has not entered into or become bound by any agreement or consent pursuant to Section 341(f) of the Code. The Company has not been, and the Company will not be, required to include any adjustment in taxable income for any tax period (or portion thereof) pursuant to Section 481 or 263A of the Code or any comparable provision under state or foreign Tax laws as a result of transactions or events occurring, or accounting methods employed, prior to the Closing.

          (e) There is no agreement, plan, arrangement or other Contract covering any employee or independent contractor or former employee or independent contractor of the Company that, considered individually or considered collectively with any other such Contracts, will, or could reasonably be expected to, give rise directly or indirectly to the payment of any amount that would not be deductible pursuant to Section 280G or Section 162 of the Code. The

                                      17.

Company is not, and has never been, a party to or bound by any tax indemnity agreement, tax sharing agreement, tax allocation agreement or similar Contract.

     2.14 Employee and Labor Matters; Benefit Plans.

          (a) Part 2.14(a) of the Disclosure Schedule identifies employee benefit plans within the meaning of section 3(3) of ERISA, including each salary, bonus, deferred compensation, incentive compensation, stock purchase, stock option, severance pay, termination pay, hospitalization, medical, life or other insurance, supplemental unemployment benefits, profit-sharing, pension or retirement plan, program or agreement (collectively, the "Plans") sponsored, maintained, contributed to or required to be contributed to by the Company for the benefit of any employee of the Company ("Employee"), except for Plans which would not require the Company to make payments or provide benefits having a value in excess of $25,000 in the aggregate.

          (b) The Company does not maintain, sponsor or contribute to, and, to the best of the knowledge of the Company has not at any time in the past maintained, sponsored or contributed to, any employee pension benefit plan (as defined in Section 3(2) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), whether or not excluded from coverage under specific titles or Merger subtitles of ERISA) for the benefit of Employees or former Employees (a "Pension Plan").

          (c) The Company maintains, sponsors or contributes only to those employee welfare benefit plans (as defined in Section 3(1) of ERISA, whether or not excluded from coverage under specific titles or Merger subtitles of ERISA) for the benefit of Employees or former Employees which are described in Part 2.14(c) of the Disclosure Schedule (the "Welfare Plans"), none of which is a multiemployer plan (within the meaning of Section 3(37) of ERISA).

          (d) With respect to each Plan, the Company has delivered to Parent:

              (i) an accurate and complete copy of such Plan (including all amendments thereto);

              (ii) an accurate and complete copy of the annual report, if required under ERISA, with respect to such Plan for the last two years;

              (iii) an accurate and complete copy of the most recent summary plan description, together with each Summary of Material Modifications, if required under ERISA, with respect to such Plan, and all material employee communications relating to such Plan;

              (iv) if such Plan is funded through a trust or any third party funding vehicle, an accurate and complete copy of the trust or other funding agreement (including all amendments thereto) and accurate and complete copies the most recent financial statements thereof;

              (v) accurate and complete copies of all Contracts relating to such Plan, including service provider agreements, insurance contracts, minimum premium contracts, stop-

                                      18.

loss agreements, investment management agreements, subscription and participation agreements and recordkeeping agreements; and

               (vi) an accurate and complete copy of the most recent determination letter received from the Internal Revenue Service with respect to such Plan (if such Plan is intended to be qualified under Section 401(a) of the Code).

          (e) The Company is not required to be, and, to the best of the knowledge of the Company has never been required to be, treated as a single employer with any other Person under Section 4001(b)(1) of ERISA or Section 414(b), (c), (m) or (o) of the Code. The Company has never been a member of an "affiliated service group" within the meaning of Section 414(m) of the Code. To the best of the knowledge of the Company, the Company has never made a complete or partial withdrawal from a multiemployer plan, as such term is defined in
Section 3(37) of ERISA, resulting in "withdrawal liability," as such term is defined in Section 4201 of ERISA (without regard to subsequent reduction or waiver of such liability under either Section 4207 or 4208 of ERISA).

          (f) The Company does not have any plan or commitment to create any additional Welfare Plan or any Pension Plan, or to modify or change any existing Welfare Plan or Pension Plan (other than to comply with applicable law) in a manner that would affect any Employee.

          (g) No Welfare Plan provides death, medical or health benefits (whether or not insured) with respect to any current or former Employee after any such Employee's termination of service (other than (i) benefit coverage mandated by applicable law, including coverage provided pursuant to Section 4980B of the Code, (ii) deferred compensation benefits accrued as liabilities on the Unaudited Interim Balance Sheet, and (iii) benefits the full cost of which are borne by current or former Employees (or the Employees' beneficiaries)).

          (h) With respect to each of the Welfare Plans constituting a group health plan within the meaning of Section 4980B(g)(2) of the Code, the provisions of Section 4980B of the Code ("COBRA") have been complied with in all material respects.

          (i) Each of the Plans has been operated and administered in all material respects in accordance with applicable Legal Requirements, including but not limited to ERISA and the Code.

          (j) Each of the Plans intended to be qualified under Section 401(a) of the Code has received a favorable determination from the Internal Revenue Service, and the Company is not aware of any reason why any such determination letter should be revoked.

          (k) Neither the execution, delivery or performance of this Agreement, nor the consummation of the Merger or any of the other transactions contemplated by this Agreement, will result in any payment (including any bonus, golden parachute or severance payment) by the Company to any current or former Employee or director of the Company (whether or not under any Plan), or materially increase the benefits payable under any Plan, or result in any acceleration of the time of payment or vesting of any such benefits.

                                      19.

          (l) Part 2.14(l) of the Disclosure Schedule contains a list of all salaried employees of the Company as of November 30, 2000, and correctly reflects, in all material respects, their salaries, any other compensation payable to them (including compensation payable pursuant to bonus, deferred compensation or commission arrangements), their dates of employment and their positions. The Company is not a party to any collective bargaining contract or other Contract with a labor union involving any of its Employees. All of the Company's Employees are "at will Employees. Except as otherwise described in
Part 2.14(l) of the Disclosure Schedule, no Company Employees have executed written employment contracts with the Company.

          (m) Part 2.14(m) of the Disclosure Schedule identifies each Employee who is not fully available to perform work because of disability or other leave and sets forth the basis of such leave and the anticipated date of return to full service.

          (n) The Company is in compliance in all material respects with all applicable Legal Requirements and Contracts relating to employment, employment practices, wages, bonuses and terms and conditions of employment, including employee compensation matters.

          (o) The Company has not experienced any work stoppage or material labor dispute relating to its business in the last two years, nor is the Company aware of any current material labor difficulty or dispute as of the date of this Agreement, and, to the best knowledge of the Company, it has good labor relations, and to the best of the knowledge of the Company (i) the consummation of the Merger or any of the other transactions contemplated by this Agreement will not have a material adverse effect on the Company's labor relations, and
(ii) as of the date of this Agreement, none of the Company's employees has notified Company officers of his or her intention to terminate his or her employment with the Company.

     2.15 Environmental Matters. The Company is in compliance in all material respects with all applicable Environmental Laws, which compliance includes the possession by the Company of all permits and other Governmental Authorizations required under applicable Environmental Laws, and compliance with the terms and conditions thereof. The Company has not received any notice or other communication (in writing or otherwise), whether from a Governmental Body, citizens group, employee or otherwise, that alleges that the Company is not in compliance with any Environmental Law. To the best of the knowledge of the Company, no current or prior owner of any property leased or controlled by the Company has received any notice or other communication (in writing or otherwise), whether from a Government Body, citizens group, employee or otherwise, that alleges that such current or prior owner or the Company is not in compliance with any Environmental Law. All Governmental Authorizations currently held by the Company pursuant to Environmental Laws are identified in
Part 2.15 of the Disclosure Schedule. (For purposes of this Section 2.15: (i) "Environmental Law" means any federal, state, local or foreign Legal Requirement relating to pollution or protection of human health or the environment (including ambient air, surface water, ground water, land surface or subsurface strata), including any law or regulation relating to emissions, discharges, releases or threatened releases of Materials of Environmental Concern, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Materials of Environmental Concern; and (ii) "Materials of Environmental Concern" include chemicals, pollutants, contaminants, wastes, toxic substances, petroleum and petroleum products

                                      20.

and any other substance that is now or hereafter regulated by any Environmental Law or that is otherwise a danger to health, reproduction or the environment.)

     2.16 Insurance. Part 2.16 of the Disclosure Schedule identifies all insurance policies maintained by, at the expense of or for the benefit of the Company and identifies any material claims made thereunder, and the Company has delivered to Parent accurate and complete copies of the insurance policies identified on Part 2.16 of the Disclosure Schedule. Each of the insurance policies identified in Part 2.16 of the Disclosure Schedule is in full force and effect. Since September 30, 1999, the Company has not received any notice or other communication regarding any actual or possible (a) cancellation or invalidation of any insurance policy, (b) refusal of any coverage or rejection of any claim under any insurance policy, or (c) material adjustment in the amount of the premiums payable with respect to any insurance policy.

     2.17 Related Party Transactions. No Related Party has: (a) had any direct or indirect interest in any material asset used in or otherwise relating to the business of the Company; (b) been indebted to the Company; (c) entered into, or has had any direct or indirect financial interest in, any Contract, transaction or business dealing involving the Company; (d) competed, directly or indirectly, with the Company; and (e) any claim or right against the Company (other than rights under company Options and rights to receive compensation for services performed as an employee of the Company). (For purposes of this Section 2.17 each of the following shall be deemed to be a "Related Party": (i) the Selling Shareholders; (ii) each individual who is an officer of the Company; (iii) each member of the immediate family of each of the individuals referred to in clauses "(i)" and "(ii)" above; and (iv) any trust or other Entity (other than the Company) in which any one of the individuals referred to in clauses "(i)," "(ii)" and "(iii)" above holds (or in which more than one of such individuals collectively hold), beneficially or otherwise, a material voting, proprietary or equity interest.)

     2.18 Legal Proceedings; Orders.

          (a) There is no pending Legal Proceeding, and (to the best of the knowledge of the Company) no Person has threatened to commence any Legal
Proceeding: (i) that involves the Company or any of the assets owned or used by the Company or any Person whose liability the Company has or may have retained or assumed, either contractually or by operation of law; or (ii) that challenges, or that may have the effect of preventing, delaying, making illegal or otherwise interfering with, the Merger or any of the other transactions contemplated by this Agreement. To the best of the knowledge of the Company, except as set forth in Part 2.18 of the Disclosure Schedule, no event has occurred, and no claim, dispute or other condition or circumstance exists, that will, or that could reasonably be expected to, give rise to or serve as a basis for the commencement of any such Legal Proceeding.

          (b) Except for the decrees of the Court in connection with the Company's bankruptcy and the plan of reorganization described in Section 2.10(b) hereof, there is no order, writ, injunction, judgment or decree to which the Company, or any of the assets owned or used by the Company, is subject. The Selling Shareholders are not subject to any order, writ, injunction, judgment or decree that relates to the Company's business or to any of the assets owned or used by the Company. To the best of the knowledge of the Company, no officer or other employee of the Company is subject to any order, writ, injunction, judgment or decree that

                                      21.

prohibits such officer or other employee from engaging in or continuing any conduct, activity or practice relating to the Company's business.

     2.19 Authority; Binding Nature of Agreement. The Company has the absolute and unrestricted right, power and authority to enter into and to perform its obligations under this Agreement; and the execution, delivery and performance by the Company of this Agreement have been duly authorized by all necessary action on the part of the Company and its board of directors. This Agreement constitutes the legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to (i) laws of general application relating to bankruptcy, insolvency and the relief of debtors, and
(ii) rules of law governing specific performance, injunctive relief and other equitable remedies.

     2.20 Non-Contravention; Consents. Neither (1) the execution, delivery or performance of this Agreement or any of the other agreements referred to in this Agreement, nor (2) the consummation of the Merger or any of the other transactions contemplated by this Agreement, will directly or indirectly (with or without notice or lapse of time):

          (a) contravene, conflict with or result in a violation of (i) any of the provisions of the Company's articles of incorporation or bylaws, or (ii) any resolution adopted by the Company's shareholders, the Company's board of directors or any committee of the Company's board of directors;

          (b) contravene, conflict with or result in a violation of, or give any Governmental Body or other Person the right to challenge any of the transactions contemplated by this Agreement or to exercise any remedy or obtain any relief under, any Legal Requirement or any order, writ, injunction, judgment or decree to which the Company, or any of the assets owned or used by the Company, is subject;

          (c) contravene, conflict with or result in a violation of any of the terms or requirements of, or give any Governmental Body the right to revoke, withdraw, suspend, cancel, terminate or modify, any Governmental Authorization that is held by the Company or that otherwise relates to the Company's business or to any of the assets owned or used by the Company;

          (d) except as otherwise described in Part 2.20(d) of the Disclosure Schedule, contravene, conflict with or result in a violation or breach of, or result in a default under, any provision of any Company Contract that is or would constitute a Material Contract, or give any Person the right to (i) declare a default or exercise any remedy under any such Company Contract, (ii) accelerate the maturity or performance of any such Company Contract, or (iii) cancel, terminate or modify any such Company Contract; or

          (e) result in the imposition or creation of any lien or other Encumbrance upon or with respect to any asset owned or used by the Company (except for minor liens that will not, in any case or in the aggregate, materially detract from the value of the assets subject thereto or materially impair the operations of the Company).

The Company is not and will not be required to make any filing with or give any notice to, or to obtain any Consent from, any Person in connection with (x) the execution, delivery or

                                      22.

performance of this Agreement or any of the other agreements referred to in this Agreement, or (y) the consummation of the Merger or any of the other transactions contemplated by this Agreement.

     2.21 Full Disclosure. This Agreement (including the Disclosure Schedule) does not (i) contain any representation, warranty or information that is false or misleading with respect to any material fact, or (ii) omit to state any material fact necessary in order to make the representations, warranties and information contained and to be contained herein and therein (in the light of the circumstances under which such representations, warranties and information were or will be made or provided) not false or misleading.

     2.22 Accredited Investors. Each Selling Shareholder represents that he is an accredited investor within the meaning of Regulation D under the Securities Act of 1933, as amended.

SECTION 3. Representations and Warranties of Parent and Merger Sub

          Parent and Merger Sub jointly and severally represent and warrant to the Company as follows:

     3.1  SEC Filings; Financial Statements.

          (a) Parent has delivered to the Company accurate and complete copies (excluding copies of exhibits) of each report, registration statement (on a form other than Form S-8) and definitive proxy statement filed by Parent with the SEC between October 1, 1999 and the date of this Agreement (the "Parent SEC Documents"). As of the time it was filed with the SEC (or, if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing): (i) each of the Parent SEC Documents complied in all material respects with the applicable requirements of the Securities Act or the Exchange Act (as the case may be); and (ii) none of the Parent SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.

          (b) The consolidated financial statements contained in the Parent SEC
Documents: (i) complied as to form in all material respects with the published rules and regulations of the SEC applicable thereto; (ii) were prepared in accordance with generally accepted accounting principles applied on a consistent basis throughout the periods covered, except as may be indicated in the notes to such financial statements and (in the case of unaudited statements) as permitted by Form 10-Q of the SEC, and except that unaudited financial statements may not contain footnotes and are subject to year-end audit adjustments; and (iii) fairly present the consolidated financial position of Parent and its subsidiaries as of the respective dates thereof and the consolidated results of operations of Parent and its subsidiaries for the periods covered thereby.

     3.2 Authority; Binding Nature of Agreement. Parent and Merger Sub have the absolute and unrestricted right, power and authority to perform their obligations under this Agreement; and the execution, delivery and performance by Parent and Merger Sub of this

                                      23.

Agreement (including the contemplated issuance of Parent Common Stock in the Merger in accordance with this Agreement) have been duly authorized by all necessary action on the part of Parent and Merger Sub and their respective boards of directors. No vote of Parent's stockholders is needed to approve the Merger. This Agreement constitutes the legal, valid and binding obligation of Parent and Merger Sub, enforceable against them in accordance with its terms, subject to (i) laws of general application relating to bankruptcy, insolvency and the relief of debtors, and (ii) rules of law governing specific performance, injunctive relief and other equitable remedies.

     3.3 Valid Issuance. Subject to Sections 1.4(c) and 2, the Parent Common Stock to be issued in the Merger will, when issued in accordance with the provisions of this Agreement, be validly issued, fully paid and nonassessable and will not have been issued in violation of the preemptive rights of any Person.

     3.4 Legal Proceedings; Orders. There is no pending Legal Proceeding, and (to the best of the knowledge of the Parent) no Person has threatened to commence any Legal Proceeding that challenges, or that may have the effect of preventing, delaying, making illegal or otherwise interfering with, the Merger or any of the other transactions contemplated by this Agreement. To the best of the knowledge of the Parent, except as otherwise described to the Selling Shareholders in writing, no event has occurred, and no claim, dispute or other condition or circumstance exists, that will, or that could reasonably be expected to, give rise to or serve as a basis for the commencement of any such Legal Proceeding.

     3.5 Non-Contravention; Consents. Neither (1) the execution, delivery or performance of this Agreement or any of the other agreements referred to in this Agreement, nor (2) the consummation of the Merger of any of the other transactions contemplated by this Agreement, will directly or indirectly (with or without notice or lapse of time):

          (a) contravene, conflict with or result in a violation of (i) any of the provisions of the Parent's articles of incorporation or bylaws, or (ii) any resolution adopted by the Parent's shareholders, the Parent's board of directors or any committee of the Parent's board of directors;

          (b) contravene, conflict with or result in a violation of, or give any Governmental Body or other Person the right to challenge any of the transactions contemplated by this Agreement or to exercise any remedy or obtain any relief under, any Legal Requirement or any order, writ, injunction, judgment or decree to which the Parent, or any of the assets owned or used by the Parent, is subject.

     3.6 Additional Representation. The Parent has no present intention or plan to: (i) liquidate the Merger Sub, (ii) merge the Merger Sub with or into another Person, (iii) redeem the Parent Common Stock issued pursuant to this Agreement, or (iv) sell or otherwise dispose of the Merger Sub common stock, except for dispositions made in the ordinary course of Parent's business.

SECTION 4.     Certain Covenants of the Company and the Selling Shareholders

     4.1 Access and Investigation. During the period from the date of this Agreement through the Closing Date (the "Pre-Closing Period"), upon reasonable prior notice the Company

                                      24.

shall, and shall cause its Representatives to: (a) provide Parent and Parent's Representatives with reasonable access to the Company's Representatives, personnel and assets and to all existing books, records, Tax Returns, work papers and other documents and information relating to the Company; and (b) provide Parent and Parent's Representatives with copies of such existing books, records, Tax Returns, work papers and other documents and information relating to the Company, and with such additional financial, operating and other data and information regarding the Company, as Parent may reasonably request.

     4.2  Operation of the Company's Business. During the Pre-Closing Period:

          (a) the Company shall conduct its business and operations in the ordinary course and in substantially the same manner as such business and operations have been conducted prior to the date of this Agreement;

          (b) the Company shall use reasonable efforts to preserve intact its current business organization, keep available the services of its current officers and employees and maintain its relations and good will with any material suppliers, customers, landlords, creditors, employees and other Persons having business relationships with the Company;

          (c) the Company shall keep in full force all insurance policies identified in Part 2.16 of the Disclosure Schedule;

          (d) the Company shall not declare, accrue, set aside or pay any dividend or make any other distribution in respect of any shares of capital stock (except to make the distributions described in Section 6.9 hereof), and shall not repurchase, redeem or otherwise reacquire any shares of capital stock or other securities (except that the Company may repurchase Company Common Stock from former employees pursuant to the terms of existing restricted stock purchase agreements);

          (e) the Company shall not sell, issue or authorize the issuance of (i) any capital stock or other security, (ii) any option or right to acquire any capital stock or other security, or (iii) any instrument convertible into or exchangeable for any capital stock or other security;

          (f) the Company shall not amend or waive any of its rights under, or permit the acceleration of vesting under, (i) any provision of its [Stock Option/Issuance Plan], (ii) any provision of any agreement evidencing any outstanding Company Option, or (iii) any provision of any restricted stock purchase agreement;

          (g) neither the Company nor the Selling Shareholders shall amend or permit the adoption of any amendment to the Company's articles of incorporation or bylaws, or effect or permit the Company to become a party to any Acquisition Transaction, recapitalization, reclassification of shares, stock split, reverse stock split or similar transaction;

          (h) the Company shall not form any subsidiary or acquire any equity interest or other interest in any other Entity;

                                      25.

          (i) except as set forth in Part 4.2(i) of the Disclosure Schedule, the Company shall not make any capital expenditure, except for capital expenditures that, when added to all other capital expenditures made on behalf of the Company during the Pre-Closing Period, do not exceed $10,000 per month unless such capital expenditures are approved in advance and funded by Parent;

          (j) the Company shall not (i) enter into, or permit any of the assets owned or used by it to become bound by, any Contract that is or would constitute a Material Contract, or (ii) amend or prematurely terminate, or waive any material right or remedy under, any such Contract;

          (k) except in the ordinary course and consistent with the Company's past practices, the Company shall not (i) acquire, lease or license any right or other asset from any other Person, (ii) sell or otherwise dispose of, or lease or license, any right or other asset to any other Person, or (iii) waive or relinquish any right, except for assets acquired, leased, licensed or disposed of by the Company pursuant to Contracts that are not Material Contracts;

          (l) the Company shall not (i) lend money to any Person (except that the Company may make routine travel advances to employees in the ordinary course of business and may, consistent with its past practices, allow employees to acquire Company Common Stock in exchange for promissory notes upon exercise of Company Options), or (ii) incur or guarantee any indebtedness for borrowed money except in connection with the purchase or lease of equipment and components approved in advance by Parent;

          (m) the Company shall not (i) establish, adopt or amend any Plans as (defined in Section 2.14), (ii) except as set forth in Part 4.2(n) of the Disclosure Schedule, pay any bonus or make any profit-sharing payment, cash incentive payment or similar payment to, or increase the amount of the wages, salary, commissions, fringe benefits or other compensation or remuneration payable to, any of its directors, officers or employees, or (iii) hire any new employee whose aggregate annual compensation is expected to exceed $75,000;

          (n) the Company shall not change any of its methods of accounting or accounting practices in any material respect;

          (o) the Company shall not make any Tax election;

          (p) the Company shall not commence or settle any material Legal Proceeding;

          (q) except as set forth in Part 4.2(q) of the Disclosure Schedule, the Company shall not agree or commit to take any of the actions described in clauses "(f)" through "(p)" above.

     4.3  Notification; Updates to Disclosure Schedule.

          (a) During the Pre-Closing Period, the Company shall promptly notify Parent in writing of:

                                      26.

               (i) the discovery by the Company of any event, condition, fact or circumstance that occurred or existed on or prior to the date of this Agreement and that caused or constitutes an inaccuracy in or breach of any representation or warranty made by the Company in this Agreement;

               (ii) any event, condition, fact or circumstance that occurs, arises or exists after the date of this Agreement and that would cause or constitute an inaccuracy in or breach of any representation or warranty made by the Company in this Agreement if (A) such representation or warranty had been made as of the time of the occurrence, existence or discovery of such event, condition, fact or circumstance, or (B) such event, condition, fact or circumstance had occurred, arisen or existed on or prior to the date of this Agreement;

               (iii) any breach of any covenant or obligation of the Company or the Selling Shareholders; and

               (iv) any event, condition, fact or circumstance that would make the timely satisfaction of any of the conditions set forth in Section 6 or
Section 7 impossible or unlikely .

           (b) If any event, condition, fact or circumstance that is required to be disclosed pursuant to Section 4.3(a) requires any change in the Disclosure Schedule, or if any such event, condition, fact or circumstance would require such a change assuming the Disclosure Schedule were dated as of the date of the occurrence, existence or discovery of such event, condition, fact or circumstance, then the Company shall promptly deliver to Parent an update to the Disclosure Schedule specifying such change. No such update shall be deemed to supplement or amend the Disclosure Schedule for the purpose of (i) determining the accuracy of any of the representations and warranties made by the Company in this Agreement, or (ii) determining whether any of the conditions set forth in
Section 7 has been satisfied.

     4.4 No Negotiation During the Pre-Closing Period, neither the Company nor the Selling Shareholders shall, directly or indirectly:

          (a) solicit or encourage the initiation of any inquiry, proposal or offer from any Person (other than Parent) relating to a possible Acquisition Transaction;

          (b) participate in any discussions or negotiations or enter into any agreement with, or provide any non-public information to, any Person (other than Parent or Parent Representative) relating to or in connection with a possible Acquisition Transaction; or

          (c) consider, entertain or accept any proposal or offer from any Person (other than Parent) relating to a possible Acquisition Transaction.

The Company shall promptly notify Parent in writing if any material inquiry, proposal or offer relating to a possible Acquisition Transaction is received by the Company or the Selling Shareholders during the Pre-Closing Period.

     4.5 Shareholder Approval. The Selling Shareholders shall cause all shares of the capital stock of the Company that are owned, beneficially or of record, by the Selling

                                      27.

Shareholders on the record date for any meeting of the shareholders of the Company for the purposes of approving the Merger to be voted in favor of the Merger and this Agreement (or to execute a consent resolution in lieu thereof).

     4.6  Termination of Other Agreements.

          (a) the Company shall ensure that the September 10, 1999 Services Agreement with MACHRO LLC for management services shall be terminated immediately prior to the Closing Date; and

          (b) the Company shall ensure that the Employment Agreements between the Company and each of Craig Fisher dated September 10, 1999, Kent Rounds dated December 1, 1999 and Maurice Coury dated December 1, 1999 shall be terminated immediately prior to the Closing Date.

     4.7 The Company shall use its best efforts to obtain written acknowledgment of receipt of the Company's payment to the Internal Revenue Service set forth on Part 6.8 of the Disclosure Schedule.

SECTION 5. Certain Covenants of the Parent

     5.1 Notification. During the Pre-Closing Period, the Parent shall promptly notify the Company in writing of:

          (a) the discovery by the Parent of any event, condition, fact or circumstance that occurred or existed on or prior to the date of this Agreement and that caused or constitutes an inaccuracy in or breach of any representation or warranty made by the Parent in this Agreement;

          (b) any breach of any covenant or obligation of the Parent; and

          (c) any event, condition, fact or circumstance that would make the timely satisfaction of any of the conditions set forth in Section 7 or Section 8 impossible or unlikely.

     5.2 Additional Covenants. During the Pre-Closing Period through and including the period ending twenty-four (24) months after the Closing Date, the Parent will not lose "control" of the Merger Sub within the meaning of Section 368(c) of the Code.

SECTION 6. Additional Covenants of the Parties

     6.1 Filings and Consents. As promptly as practicable after the execution of this Agreement, each party to this Agreement (a) shall make all filings (if any) and give all notices (if any) required to be made and given by such party in connection with the Merger and the other transactions contemplated by this Agreement, and (b) shall use all commercially reasonable efforts to obtain all Consents (if any) required to be obtained (pursuant to any applicable Legal Requirement or Contract, or otherwise) by such party in connection with the Merger and the other transactions contemplated by this Agreement. Either party shall (upon request of the other)

                                      28.

promptly deliver to the requesting party a copy of each such filing made, each such notice given and each such Consent obtained by the other during the Pre-Closing Period.

     6.2 Public Announcements. During the Pre-Closing Period, (a) neither the Company nor the Selling Shareholders shall (and neither the Company nor the Selling Shareholders shall permit any of its Representatives to) issue any press release or make any public statement regarding this Agreement or the Merger, or regarding any of the other transactions contemplated by this Agreement, without Parent's prior written consent; and (b) Parent will use reasonable efforts to consult with the Company and the Selling Shareholders prior to issuing any press release or making any public statement regarding the Merger.

     6.3 Best Efforts. During the Pre-Closing Period, (a) the Company shall use its best efforts to cause the conditions set forth in Section 7 to be satisfied on a timely basis, and (b) Parent and Merger Sub shall use their best efforts to cause the conditions set forth in Section 7 to be satisfied on a timely basis.

     6.4 Offer Letters and Noncompetition Agreements. Prior to the Closing, each of the persons identified on Exhibit D shall execute and deliver to the
                                  ---------
Company and Parent an Offer Letter in the form agreed upon by the parties prior to the Closing Date and a Noncompetition Agreement in the form of Exhibit E.
                                                                  ---------

     6.5 FIRPTA Matters. At the Closing, (a) the Company shall deliver to Parent a statement (in such form as may be reasonably requested by counsel to Parent) conforming to the requirements of Section 1.897 - 2(h)(1)(i) of the United States Treasure Regulations, and (b) the Company shall deliver to the Internal Revenue Service the notification required under Section 1.897 - 2(h)(2) of the United States Treasury Regulations.

     6.6  Release. At the Closing, each of the persons identified on Exhibit F-2
                                                                     -----------
shall execute and deliver to the Company a Release in the form of Exhibit F-1.
                                                                  -----------

     6.7 Termination of Employee Plans. Prior to the Closing, the Company shall terminate its 401(k) Plan.

     6.8 Payment of Debt. Prior to or at the time of the Closing, the Company and the AMP Parent or the Selling Shareholders, as the case may be, shall cause the Company's bankruptcy debt described in Part 6.8 of the Disclosure Schedule, and the Company's financing debt described in Part 6.8 of the Disclosure Schedule to be repaid in full. The Company's capital leases and the loans pertaining to the equipment described in Section 2.5(h) hereof shall not be repaid at Closing.

     6.9 Cash Distribution. Notwithstanding anything to contrary contained herein, any cash held by the Company, after having satisfied all of the Company's pre-Closing obligations shall, at the Closing, be distributed to the Selling Shareholders.

     6.10 Hart-Scott-Rodino Act. Immediately following the execution of this Agreement, the parties hereto shall, in respect of the Merger, prepare and file with the appropriate authorities the notification forms required to be filed pursuant to the provisions of the Hart-Scott-Rodino Act. The Parent shall pay all fees associated with its own filing required by

                                      29.

such act. To the extent that the Company, AMP Parent and/or the Selling Shareholders are required to make their own filings, the Company, AMP Parent and/or the Selling Shareholders will pay all fees associated with any such filings. The parties shall thereafter comply promptly with any requests by such authorities for additional information, and will otherwise use their best efforts to cause the applicable waiting period under the Hart-Scott-Rodino Act to expire or otherwise terminate at the earliest possible time.

SECTION 7. Conditions Precedent to Obligations of Parent and Merger Sub

          The obligations of Parent and Merger Sub to effect the Merger and otherwise consummate the transactions contemplated by this Agreement are subject to the satisfaction, at or prior to the Closing, of each of the following conditions:

     7.1 Accuracy of Representations. Each of the representations and warranties made by the Company in this Agreement and in each of the other agreements and instruments delivered to Parent in connection with the transactions contemplated by this Agreement shall have been accurate in all material respects as of the date of this Agreement (without giving effect to any "Material Adverse Effect" or other materiality qualifications, or any similar qualifications, contained or incorporated directly or indirectly in such representations and warranties), and shall be accurate in all material respects as of the Closing Date as if made at the Closing Date (without giving effect to any update to the Disclosure Schedule, and without giving effect to any "Material Adverse Effect" or other materiality qualifications, or any similar qualifications, contained or incorporated directly or indirectly in such representations and warranties).

     7.2 Performance of Covenants. All of the covenants and obligations that the Company and the Selling Shareholders are required to comply with or to perform at or prior to the Closing shall have been complied with and performed in all respects, except for Section 7.6.

     7.3 Shareholder Approval. The principal terms of the Merger shall have been duly approved by the affirmative vote of at least 95% of the shares of Company Common Stock entitled to vote with respect thereto.

     7.4 Consents. All Consents required to be obtained in connection with the Merger and the other transactions contemplated by this Agreement, including the following, shall have been obtained and shall be in full force and effect:

          (a) Consents identified in Part 2.20 of the Disclosure Schedule;

          (b) expiry or termination of the applicable waiting period under the Hart-Scott-Rodino Act following filing by the Parent and the Company of the notification forms required to be filed pursuant to the provisions of such Act; and

          (c) a tax clearance certificate from the California Franchise Tax
Board.

     7.5 Agreements and Documents. Parent and the Company shall have received the following agreements and documents, each of which shall be in full force and effect:

                                      30.

           (a) Acceptance of Employment Offer Letters, in the form agreed upon by the parties, by the individual identified on Exhibit D.
                                                ---------

           (b)  Noncompetition Agreements in the form of Exhibit E, executed by
                                                         ---------
the individuals identified on Exhibit D;
                              ---------

           (c)  a Release in the form of Exhibit F-1, executed by each of the
                                         -----------
persons identified on Exhibit F-2;
                      -----------

           (d)  the Escrow Agreement substantially in the form of Exhibit B,
                                                                  ---------
executed by the Selling Shareholders;

           (e) a legal opinion of Steptoe & Johnson LLP dated as of the Closing Date, in the form of Exhibit G;
                     ---------

           (f) a certificate executed by the Chief Executive Officer of the Company certifying that each of the representations and warranties set forth in
Section 2 is accurate in all respects as of the Closing Date as if made on the Closing Date and that the conditions set forth in Sections 9.1, 9.2, 9.3 and 9.4 have been duly satisfied (the "Closing Certificate"); and

     7.6 Unaudited Financial Statements. The Company shall deliver to Parent the unaudited balance sheet of the Company as of October 31, 2000, and the related unaudited income statement of the Company for the one month then ended.

     7.7 FIRPTA Compliance. The Company shall have filed with the Internal Revenue Service the notification referred to in Section 6.5.

     7.8 No Restraints. No temporary restraining order, preliminary or permanent injunction or other order preventing the consummation of the Merger shall have been issued by any court of competent jurisdiction and remain in effect, and there shall not be any Legal Requirement enacted or deemed applicable to the Merger that makes consummation of the Merger illegal.

     7.9 No Legal Proceedings. No Person shall have commenced or threatened to commence any Legal Proceeding challenging or seeking the recovery of a material amount of damages in connection with the Merger or seeking to prohibit or limit the exercise by Parent of any material right pertaining to its ownership of stock of the Surviving Corporation.

     7.10 Termination of Employee Plans. The Company shall have provided Parent with evidence, reasonably satisfactory to Parent, as to the termination of the benefit plans referred to in Section 6.7.

SECTION 8. Conditions Precedent to Obligations of the Company

           The obligations of the Company to effect the Merger and otherwise consummate the transactions contemplated by this Agreement are subject to the satisfaction, at or prior to the Closing, of the following conditions:

                                      31.

     8.1 Accuracy of Representations. Each of the representations and warranties made by Parent and Merger Sub in this Agreement shall have been accurate in all material respects as of the date of this Agreement (without giving effect to any materiality or similar qualifications contained in such representations and warranties), and shall be accurate in all material respects as of the Closing Date as if made at the Closing Date (without giving effect to any materiality or similar qualifications contained in such representations and warranties).

     8.2 Performance of Covenants. All of the covenants and obligations that Parent and Merger Sub are required to comply with or to perform at or prior to the Closing shall have been complied with and performed in all respects.

     8.3 Legal Opinions. A legal opinion of Cooley Godward llp, dated as of the Closing Date, in the form of Exhibit I; and
                                 ---------

     8.4 No Restraints. No temporary restraining order, preliminary or permanent injunction or other order preventing the consummation of the Merger shall have been issued by any court of competent jurisdiction and remain in effect, and there shall not be any Legal Requirement enacted or deemed applicable to the Merger that makes consummation of the Merger illegal.

SECTION 9. Termination

     9.1   Termination Events. This Agreement may be terminated prior to the
Closing:

           (a) by Parent if Parent reasonably determines that the timely satisfaction of any condition set forth in Section 7 has become impossible (other than as a result of any failure on the part of Parent or Merger Sub to comply with or perform any covenant or obligation of Parent or Merger Sub set forth in this Agreement);

           (b) by the Company if the Company reasonably determines that the timely satisfaction of any condition set forth in Section 8 has become impossible (other than as a result of any failure on the part of the Company or the Selling Shareholders to comply with or perform any covenant or obligation set forth in this Agreement or in any other agreement or instrument delivered to Parent);

           (c) by the Parent if the Closing has not taken place on or before February 28, 2001 (other than as a result of the failure on the part of the Parent to comply with or perform any covenant or obligation set forth in this Agreement);

           (d) by the Company if the Closing has not taken place on or before February 28, 2001 (other than as a result of the failure on the part of the Company or the Selling Shareholders to comply with or perform any covenant or obligation of Parent set forth in this Agreement or in any other agreement or instrument delivered to Parent); or

           (e)  by the mutual consent of Parent and the Company.

     9.2 Termination Procedures. If Parent wishes to terminate this Agreement pursuant to Section 9.1(a), Section 9.1(c) or Section 9.1(e), Parent shall deliver to the Company a written

                                      32.

notice stating that Parent is terminating this Agreement and setting forth a brief description of the basis on which Parent is terminating this Agreement. If the Company wishes to terminate this Agreement pursuant to Section 9.1(b),
Section 9.1(d) or Section 9.1(f), the Company shall deliver to Parent a written notice stating that the Company is terminating this Agreement and setting forth a brief description of the basis on which the Company is terminating this Agreement.

     9.3    Effect of Termination. If this Agreement is terminated pursuant to
Section 9.1, all further obligations of the parties under this Agreement shall terminate; provided, however, that: (a) neither the Company nor Parent shall be relieved of any obligation or liability arising from any prior breach by such party of any provision of this Agreement; (b) the parties shall, in all events, remain bound by and continue to be subject to the provisions set forth in
Section 11; and (c) the Company shall, in all events, remain bound by and continue to be subject to Section 6.2.

SECTION 10. Indemnification, Etc.

     10.1   Survival of Representations, Etc.

            (a) The representations and warranties made by the Company (including the representations and warranties set forth in Section 2 and the representations and warranties set forth in the Closing Certificate) and the covenants set forth in Sections 4 and 5 hereof shall survive the Closing and shall expire eighteen months after the Closing Date; provided, however, that if, at any time prior to eighteen months after the Closing Date, any Indemnitee (acting in good faith) delivers to the Escrow Agent and Shareholder's Agent (as defined in Section 12.4 herein) a written notice alleging the existence of an inaccuracy in or a breach of any of the representations and warranties made by the Company (and setting forth in reasonable detail the basis for such Indemnitee's belief that such an inaccuracy or breach may exist) and asserting a claim for recovery under Section 10.2 based on such alleged inaccuracy or breach, then the claim asserted in such notice shall survive eighteen months after the Closing until such time as such claim is fully and finally resolved. All representations and warranties made by Parent and Merger Sub and the covenants set forth in Sections 6 and 7 hereof shall survive the Closing and shall expire eighteen months after the Closing Date at which time any liability of Parent or Merger Sub with respect to such representations, warranties, and covenants shall thereupon cease.

            (b) The representations, warranties, covenants and obligations of the Company, and the rights and remedies that may be exercised by the Indemnitees, shall not be limited or otherwise affected by or as a result of any information furnished to, or any investigation made by or knowledge of, any of the Indemnitees or any of their Representatives.

            (c) For purposes of this Agreement, each statement or other item of information set forth in the Disclosure Schedule or in any update to the Disclosure Schedule shall be deemed to be a representation and warranty made by the Company in this Agreement.

                                      33.

     10.2   Indemnification by the Selling Shareholders

            (a) From and after the Closing Date (but subject to Section 10.1(a)), the Selling Shareholders shall severally and not jointly, hold harmless and indemnify each of the Indemnitees from and against, and shall compensate and reimburse each of the Indemnitees for, any Damages which are directly or indirectly suffered or incurred by any of the Indemnitees or to which any of the Indemnitees may otherwise become subject (regardless of whether or not such Damages relate to any third-party claim) and which arise from or as a result of, or are directly or indirectly connected with: (i) any inaccuracy in or breach of any representation or warranty set forth in Section 2 or in the Closing Certificate (after giving effect to any update to the Disclosure Schedule delivered by the Company to Parent prior to the Closing); (ii) any breach of any covenant or obligation of the Company (including the covenants set forth in Sections 4 and 5); (iii) any claim or proceeding brought by any current or former Company employee, consultant and/or independent contractor which involves a dispute over intellectual property rights, including, but not limited to any claim for patent, trademark, trade secret and/or copyright infringement; or (iv) any Legal Proceeding relating to any inaccuracy or breach of the type referred to in clause "(i)" or "(ii)" above (including any Legal Proceeding commenced by any Indemnitee for the purpose of enforcing any of its rights under this Section 10).

            (b) The Company and the Selling Shareholders acknowledge and agree that, if the Surviving Corporation suffers, incurs or otherwise becomes subject to any Damages as a result of or in connection with any inaccuracy in or breach of any representation, warranty, covenant or obligation, then (without limiting any of the rights of the Surviving Corporation as an Indemnitee) Parent shall also be deemed, by virtue of its ownership of the stock of the Surviving Corporation, to have incurred Damages as a result of and in connection with such inaccuracy or breach.

     10.3   Threshold; Ceiling.

            (a) The Selling Shareholders shall not be required to make any indemnification payment pursuant to Section 10.2(a) for any inaccuracy in or breach of any of the representations and warranties set forth in Section 2 until such time as the total amount of all Damages (including the Damages arising from such inaccuracy or breach and all other Damages arising from any other inaccuracies in or breaches of any representations or warranties) that have been directly or indirectly suffered or incurred by any one or more of the Indemnitees, or to which any one or more of the Indemnitees has or have otherwise become subject, exceeds $500,000 in the aggregate. If the total amount of such Damages exceeds $500,000 then the Indemnitees shall be entitled to be indemnified against and compensated and reimbursed for the full amount of such damages (and not merely the portion of such Damages exceeding $500,000).

            (b) The liability of the Selling Shareholders under this Section 10 shall be limited to $6,000,000 in the aggregate. The liability of any individual Selling Shareholder shall be pro rata in accordance with such Selling Shareholder's percentage ownership of the outstanding shares of Company Common Stock as described in Part 2.3 of the Disclosure Schedule.

                                      34.

     10.4   Escrow Fund.

            (a) The Selling Shareholders, the Parent, the Surviving Corporation, the Shareholders' Agent and a banking institution selected by Parent as escrow agent ("Escrow Agent") shall enter into the Escrow Agreement (modified as requested by the Escrow Agent), under which, on the terms and conditions set forth therein, a portion of the amounts to be paid to the Selling Shareholders hereunder will be escrowed to pay amounts payable to Parent or the Surviving Corporation under this Section 10.

            (b)  The Escrow Fund shall consist of the amount set forth in
Section 1.5.

            (c) One half of the Escrow Fund shall be distributed to the Selling Shareholders nine months after the Closing Date, unless a claim that is greater than one-half of the Escrow Fund has been made by the Parent or Surviving Corporation under this Section 10, in which case no such distribution shall be made until after either (i) such claim is reduced as a result of mutual agreement or by order of the court before which the matters giving rise to the claim are pending or (ii) resolution of the claim, in which event any remaining portion of one-half of the Escrow Fund shall be promptly remitted to the Selling Shareholders pursuant to joint escrow instructions executed by Parent and the Selling Shareholders.

            (d) The amount remaining in the Escrow Fund less the sum of any amounts payable from the Escrow Fund that are subject to a not yet resolved claim made by Parent or the Surviving Corporation under this Section 10 shall be distributed to the Selling Shareholders eighteen months after the Closing Date.

     10.5 Claim Procedure. Upon delivery to the Escrow Agent and the Shareholders' Agent in accordance with Section 12.4 on or before the last day of the period set forth in Section 10.1(a) above of a certificate signed by any officer of Parent (an "Officer's Certificate")

            (a) stating that Parent or the Surviving Corporation has paid or properly accrued or reasonably anticipates that Parent or the Surviving Corporation will have to pay or accrue Damages in an aggregate stated amount, and stating that Parent or the Surviving Corporation is entitled to indemnity pursuant to this Agreement with respect to such amount, and

            (b) specifying the individual items of Damages included in the amount so stated, the date each such item was paid, or the basis for such anticipated liability;

The Escrow Agent shall, subject to the provisions of Section 10.6 hereof, deliver to Parent as promptly as practicable, an amount from the Escrow Fund sufficient to fully indemnify Parent or the Surviving Corporation against such Damages.

     10.6 Objections to Claims. At the time of delivery of any Officer's Certificate to the Escrow Agent, a duplicate copy of such certificate shall be delivered to the Shareholders' Agent and for a period of thirty (30) days after such delivery, the Escrow Agent shall make no delivery of cash pursuant to
Section 10.5 hereof unless the Escrow Agent shall have received written authorization from the Shareholders' to make such delivery. After the expiration of such 30-day period, the Escrow Agent shall make delivery of the amount requested in the Officer's Certificate in accordance with Section 10.5 hereof, provided that no such payment or delivery

                                      35.

need be made if the Shareholders' shall object in a written statement to the claim made in the Officer's Certificate, and such statement shall have been delivered to Parent (with a copy to the Escrow Agent) prior to the expiration of such 30-day period.

     10.7   Resolution of Conflicts.

            (a) In case the Shareholders' Agent shall so object in writing to the indemnity of Parent or the Surviving Corporation in respect of any claim or claims made in any Officer's Certificate, the Shareholders' Agent and Parent (acting on its own behalf or on behalf of the Surviving Corporation) shall attempt in good faith to agree upon the rights of the respective parties with respect to each of such claims. If the Shareholders' Agent and Parent should so agree, a memorandum setting forth such agreement shall be prepared and signed by both parties and shall be furnished to the Escrow Agent who shall thereupon promptly pay the agreed upon amount of the claim to Parent.

            (b) If no such agreement can be reached after good faith negotiation, the claim shall be submitted to non-binding mediation under the rules then in effect under the American Arbitration Association, or such other forum as the parties may select. Each party shall have in attendance at such mediation persons who have actual authority to bind the party to any settlement reached. If the matter cannot be settled through mediation, then the claim shall be submitted to binding arbitration under the following rules:

                 (i) Unless otherwise agreed by the parties, all such claims shall be decided in San Jose, California by a single arbitrator, acting under the Commercial Rules of the American Arbitration Association except as modified herein. Either party may initiate the arbitration following failure of mediation to resolve the issue by filing a demand for arbitration with the American Arbitration Association, and simultaneously delivering a copy of such demand to the other party.

                 (ii) Unless the parties agree to a mutually acceptable arbitrator within thirty (30) days of a demand for arbitration, the arbitrator shall be selected by the American Arbitration Association.

                 (iii) Unless otherwise agreed by the parties, the arbitrator shall be a business attorney in practice for at least 10 years, with substantial experience in the negotiating and drafting of business acquisition agreements.

                 (iv) It is the intent of the parties that the arbitration be held in an efficient, economical and expeditious manner. Accordingly, the parties shall meet in a pre-hearing conference as promptly as practicable after selection of the arbitrator to establish the scope and extent of all discovery and the schedule of the arbitration. Discovery shall be limited to that necessary to resolve the disputed issues, in the judgment of the arbitrator. If any party wishes to take discovery, including document productions, interrogatories or depositions, a request to do so must be submitted to the arbitrator in accordance with the procedures determined at the pre-hearing conference. The arbitrator in his sole discretion may allow limited discovery, all of which must be completed within 20 business days of the arbitrator's directive unless extended for good cause by the arbitrator.

                                      36.

                 (v) The arbitrator shall not be bound by rules of evidence or judicial procedures regarding the conduct of the hearing and shall be obligated to follow California substantive law.

                 (vi) The arbitrator's authority shall be limited to determining whether the claim gives rise to a right to indemnification under the provisions of this Section 10 and, if so, the amount of Damages as to such claim. No other issue involving interpretation of this Agreement shall be submitted to the arbitrator without the consent of both parties.

                 (vii) The decision of the arbitrator as to the validity and amount of Damages and the amounts in (c) below shall, subject to the above limitations, be binding and conclusive upon the parties of this Agreement. The arbitrator shall issue such decision, including a brief statement of the reasons for the award and the calculation of damages awarded, within 25 days after completion of the arbitration hearing and deliver such decision to the Escrow Agent.

           (c) Judgment upon any award rendered by the arbitrators may be entered in any court having jurisdiction. The non-prevailing party shall pay the reasonable expenses (including attorneys' fees) of the prevailing party and the arbitrator fees and administrative expenses associated with the arbitration (which expenses and fees, in the event the Parent is the prevailing party, shall constitute Damages to be satisfied solely from the Escrow Fund).

     10.8 Defense of Third Party Claims. In the event of the assertion or commencement by any Person of any claim or Legal Proceeding (whether against the Surviving Corporation, against Parent or against any other Person) with respect to which the Surviving Corporation may become obligated to hold harmless, indemnify, compensate or reimburse any Indemnitee pursuant to this Section 10, Parent shall give the Shareholders' Agent prompt notice of the commencement of any such Legal Proceeding; provided, however, that any failure on the part of Parent to so notify the Shareholders' Agent shall not limit any of the obligations of the Selling Shareholders or the Company under this Section 10 (except to the extent such failure materially prejudices the defense of such Legal Proceeding). Promptly after receipt by the Shareholders' Agent of a notice of a claim pursuant to this Section 10.8, the Selling Shareholders shall be entitled to participate in the defense of such claim or Legal Proceeding, and, to the extent such Selling Shareholders shall wish, to assume the defense thereof, with counsel reasonably satisfactory to the Parent. After notice from the Shareholders' Agent to the Parent of its election to assume the defense thereof, such Selling Shareholder shall not be liable to the Parent for any legal expenses subsequently incurred by the Parent in connection with the defense thereof; provided, however, that if there exists or shall exist a conflict of interest that would make it inappropriate, in the opinion of counsel to the Parent, for the same counsel to represent both the Parent and such Selling Shareholders or any affiliate or associate thereof, the Parent shall be entitled to retain its own counsel at the expense of such Selling Shareholder; provided, however, that the Selling Shareholders shall not be responsible for the fees and expenses of more than one separate counsel for the Parent. If the Selling Shareholders elect to participate in the defense of any claim or Legal Proceeding, Parent will use reasonable efforts to assign to Selling Shareholders any contractual right to a defense or indemnity arising out of any insurance policy in effect prior to the Closing Date and on which the Company is a "Named Insured" as that term is defined under any such policy, subject to any restrictions or limitations imposed on assignment by any such insurance policy or applicable law. If the Shareholders' Agent does not elect to

                                      37.

proceed with the defense of any such claim as provided herein, the Parent shall have the right to proceed with the defense of such claim or Legal Proceeding on its own. If Parent so proceeds with the defense of any such claim or Legal
Proceeding:

            (a) all reasonable expenses relating to the defense of such claim or Legal Proceeding shall be borne and paid exclusively by the Surviving Corporation;

            (b) neither Party shall have the right to settle, adjust or compromise such claim or Legal Proceeding with the consent of the other Party; provided, however, that such consent shall not be unreasonably withheld; and

            (c) Parent shall not have any obligation to assign to Selling Shareholders any rights arising out of any insurance policy.

     10.9 Exercise of Remedies by Indemnitees Other Than Parent. No Indemnitee (other than Parent or any successor thereto or assign thereof) shall be permitted to assert any indemnification claim or exercise any other remedy under this Agreement unless Parent (or any successor thereto or assign thereof) shall have consented to the assertion of such indemnification claim or the exercise of such other remedy.

     10.10 Exclusivity of Article 10 Indemnity. Each Indemnitee acknowledges that, from and after the Closing Date, its sole and exclusive remedy with respect to any and all claims and causes of action relating to this Agreement and the transactions contemplated hereby shall be pursuant to the indemnification provisions set forth in this Article 9, provided that nothing in
                                                        --------
this Agreement shall be deemed to constitute a limitation on or other waiver of any claims for fraud or intentional misrepresentation. In furtherance of the foregoing, each Indemnitee hereby waives and releases, from and after the Closing Date any and all rights, claims and causes of action (other than indemnity claims arising under this Article 9 and claims for fraud or intentional misrepresentation) it may have relating to this Agreement and the transactions contemplated hereby. Each Indemnitee (i) makes this waiver and release with full knowledge that it may be releasing presently unknown or unsuspected claims, (ii) has had the opportunity to be advised by its independent legal counsel with respect to, and is familiar with Section 1542 of the California Civil Code, which provides as follows: "A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM OR HER MUST HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR," and (iii) expressly waives any and all rights which it may have under Section 1542 of the California Civil Code, or any other state or federal statute or common law principle of similar effect.

SECTION 11. Registration of the Parent Common Stock; Compliance with the
           Securities Act

     11.1 Definitions. As used in this Section 11 the following terms shall have the following respective meanings:

            (a) "Registrable Parent Common Stock" shall mean the Parent Common Stock issued pursuant to this Agreement;

                                      38.

            (b) "Registration Statement" shall include any final prospectus, exhibit, supplement or amendment included in or relating to the Registration Statement referred to in Section 11.2; and

            (c) "Untrue Statement" shall include any untrue statement or alleged untrue statement, or any omission or alleged omission to state in the Registration Statement a material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading.

     11.2 Registration Procedures and Expenses. Parent is obligated to do the following:

            (a) Immediately following the Closing Date, prepare and file with the SEC a registration statement on Form S-3 in order to register with the SEC under the Securities Act a sale by any Selling Shareholder on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of any or all of the Registrable Parent Common Stock through the automated quotation system of the Nasdaq National Market System or the facilities of any national securities exchange on which Parent's Common Stock is then traded, or in privately-negotiated transactions (a "Registration Statement") (notwithstanding anything to the contrary expressed or implied herein, if a registration statement on Form S-3, or any substitute form, is not then available for registration of the Registrable Parent Common Stock, Parent shall be obligated instead to prepare and file with the SEC a registration statement on Form S-1 in order to register the Registrable Parent Common Stock under the Securities Act and such registration statement will be a "Registration Statement" for the purposes of this Agreement);

            (b) prior to and following the Closing Date, use its best efforts, subject to receipt of necessary information from any Selling Shareholder, to cause such Registration Statement to become effective as promptly after filing as practicable and, in any event, within 48 hours of notice of non-review or clearance of the Registration Statement by the SEC and to maintain the effectiveness of the Registration Statement until termination of such obligation as provided in Section 11.7 below; but, notwithstanding the Registration Statement being made effective, the re-sale of the Registrable Parent Common Stock may be restricted for the 5 business days following the Closing Date pursuant to Section 11.6 below. If the SEC has not given notice of non-review or clearance of the Registration Statement prior to the Closing Date, then the Selling Shareholders may, at their sole option, elect to delay the Closing Date until the SEC has given such notice;

            (c) notify the Selling Shareholders, at any time when a prospectus relating to such Registration Statement is required to be delivered under the Securities Act, of the happening of any event as a result of which the prospectus included in or relating to such Registration Statement contains an untrue statement of a material fact or omits to state any fact necessary to make the statements therein not misleading;

            (d) prepare and file with the SEC such amendments and supplements to such Registration Statement and the prospectus used in connection therewith as may be necessary to keep such Registration Statement effective until termination of such obligation as provided in Section 12.7 below;

                                      39.

            (e) furnish to the Selling Shareholders such number of copies of prospectuses as the Selling Shareholders reasonably requests in order to facilitate the public sale or other disposition of all or any of the Registrable Parent Common Stock by the Selling Shareholders in conformity with the requirements of the Securities Act;

            (f) file such documents as may be required of Parent for normal securities law clearance for the resale of the Registrable Parent Common Stock in the states of the United States as may be reasonably requested by each Selling Shareholder provided, however, that Parent shall not be required in connection with this paragraph (e) to qualify as a foreign corporation or execute a general consent to service of process in any jurisdiction;

            (g) use its best efforts to cause all Registrable Parent Common Stock to be listed on each securities exchange, if any, on which equity securities of Parent are then listed; and

            (h) bear all expenses in connection with the procedures in paragraphs (a) through (f) of this Section 11.2, other than (i) fees and expenses, if any, of counsel or other advisers to the Selling Shareholders, and
(ii) any expenses relating to the sale of the Registrable Parent Common Stock by the Selling Shareholders, including broker's commission, discounts or fees and transfer taxes.

     11.3   Indemnification

            (a) Parent agrees to indemnify and hold harmless each Selling Shareholder from and against any losses, claims, damages or liabilities to which such Selling Shareholder may become subject (under the Securities Act or otherwise) insofar as such losses, claims, damages or liabilities (or actions or proceedings in respect thereof) arise out of, or are based upon, any Untrue Statement made in the Registration Statement, or arise out of any failure by Parent to fulfill any undertaking included in the Registration Statement and Parent will reimburse such Selling Shareholder for any reasonable legal or other expenses reasonably incurred in investigating, defending or preparing to defend any such action, proceeding or claim; provided, however, that Parent shall not be liable in any such case to the extent that such loss, claim, damage or liability arises out of, or is based upon, an Untrue Statement made in such Registration Statement in reliance upon and in conformity with written information furnished to Parent by or on behalf of such Selling Shareholder specifically for use in preparation of the Registration Statement, or the failure of such Selling Shareholder to comply with the covenants and agreements contained in Section 11.4 hereof respecting the sale of the Parent Common Stock or any statement or omission in any prospectus that is corrected in any subsequent prospectus that was delivered to the Selling Shareholder prior to the pertinent sale or sales by the Selling Shareholder.

            (b) Each Selling Shareholder, severally and not jointly, agrees to indemnify and hold harmless Parent (and each person, if any, who controls Parent within the meaning of Section 14 of the Securities Act, each officer of Parent who signs the Registration Statement and each director of Parent) from and against any losses, claims, damages or liabilities to which Parent (or any such officer, director or controlling person) may become subject (under the Securities Act or otherwise), insofar as such losses, claims, damages or liabilities (or actions or

                                      40.

proceedings in respect thereof) arise out of, or are based upon, any failure to comply with the covenants and agreements contained in Section 11.4 hereof respecting sale of the Parent Common Stock, or any Untrue Statement contained in the Registration Statement on the effective date thereof if such Untrue Statement was made in reliance upon and in conformity with written information furnished by or on behalf of such Selling Shareholder specifically for use in preparation of the Registration Statement, and such Selling Shareholder will reimburse Parent (or such officer, director or controlling person), as the case may be, for any legal or other expenses reasonably incurred in investigating, defending or preparing to defend any such action, proceeding or claim; provided that in no event shall any indemnity by a Selling Shareholder under this Section
11.3 exceed the net proceeds received by such Selling Shareholder from the sale of the Parent Common Stock covered by such Registration Statement.

          (c) Promptly after receipt by any indemnified person of a notice of a claim or the beginning of any action in respect of which indemnity is to be sought against an indemnifying person pursuant to this Section 11.3, such indemnified person shall notify the indemnifying person in writing of such claim or of the commencement of such action, and, subject to the provisions hereinafter stated, in case any such action shall be brought against an indemnified person and such indemnifying person shall have been notified thereof, such indemnifying person shall be entitled to participate therein, and, to the extent it shall wish, to assume the defense thereof, with counsel reasonably satisfactory to such indemnified person. After notice from the indemnifying person to such indemnified person of its election to assume the defense thereof, such indemnifying person shall not be liable to such indemnified person for any legal expenses subsequently incurred by such indemnified person in connection with the defense thereof; provided, however, that if there exists or shall exist a conflict of interest that would make it inappropriate, in the opinion of counsel to the indemnified person, for the same counsel to represent both the indemnified person and such indemnifying person or any affiliate or associate thereof, the indemnified person shall be entitled to retain its own counsel at the expense of such indemnifying person; provided, however, that no indemnifying person shall be responsible for the fees and expenses of more than one separate counsel for all indemnified parties.

          (d) If the indemnification provided for in this Section 11.3 is held by a court of competent jurisdiction to be unavailable to an indemnified party with respect to any loss, liability, claim, damage, or expense referred to therein, then the indemnifying party, in lieu of indemnifying such indemnified party hereunder, shall contribute to the amount paid or payable by such indemnified party as a result of such loss, liability, claim, damage, or expense in such proportion as is appropriate to reflect the relative fault of the indemnifying party on the one hand and of the indemnified party on the other in connection with the statements or omissions that resulted in such loss, liability, claim, damage, or expense as well as any other relevant equitable considerations. The relative fault of the indemnifying party and of the indemnified party shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of material fact or the omission to state a material fact relates to information supplied by the indemnifying party or by the indemnified party and the parties' relative intent, knowledge, access to information, and opportunity to correct or prevent such statement or omission; provided, that in no event shall any contribution by a Selling Shareholder hereunder exceed the net proceeds received by such Selling Shareholder from the sale of the Parent Common Stock covered by the Registration Statement.

                                      41.

          (e) Notwithstanding the foregoing, to the extent that the provisions on indemnification and contribution in the underwriting agreement entered into in connection with the underwritten public offering are in conflict with the foregoing provisions, the provisions in the underwriting agreement shall control.

     11.4 Transfer of Parent Common Stock after Registration; Notice.   Each
Selling Shareholder hereby covenants with Parent not to make any sale of the Parent Common Stock after registration without effectively causing the prospectus delivery requirement under the Securities Act to be satisfied (if a prospectus delivery requirement applies to the sale). Each Selling Shareholder acknowledges that there may be times when Parent must suspend the use of the prospectus forming a part of the Registration Statement until such time as an amendment to the Registration Statement has been filed by Parent and declared effective by the SEC, or until such time as Parent has filed an appropriate report with the SEC pursuant to the Exchange Act. Each Selling Shareholder hereby covenants that it will not sell any Parent Common Stock pursuant to said prospectus or pursuant to Regulation S during the period commencing at the time at which Parent gives the Selling Shareholders notice of the suspension of the use of said prospectus and ending at the time Parent gives the Selling Shareholders notice that the Selling Shareholders may thereafter effect sales pursuant to said prospectus. The foregoing provisions of this Section 11.4 shall in no manner diminish or otherwise impair Parent's obligations under
Section 11.2 hereof and Parent is obligated to use its best efforts to file and have declared effective by the SEC any report or other document necessary to end the period of suspension.

     11.5 Reporting Requirements.

          (a) Parent agrees to use its best efforts to:

               (i) make and keep public information available, as those terms are understood and defined in Rule 144 under the Securities Act;

               (ii) file with the SEC in a timely manner all reports and other documents required of Parent under the Securities Act and the Securities Exchange Act of 1934; and

               (iii) so long as the Selling Shareholders own Registrable Securities, to furnish to the Selling Shareholder forthwith upon request (1) a written statement by Parent as to whether it complies with the reporting requirements of said Rule 144, the Securities Act and Securities Exchange Act of 1934, or whether it qualifies as a registrant whose securities may be resold pursuant to SEC Form S-3, (2) a copy of the most recent annual or quarterly report of Parent and such other reports and documents so filed by Parent, and
(3) such other information as may be reasonably requested in availing the Selling Shareholders of any rule or regulation of the SEC that would permit the selling of the Registrable Parent Common Stock without registration.

     11.6 Market Stand-Off. The Selling Shareholders will provide Parent two business days advance notice of a proposed transfer of more than 100,000 shares of Registrable Parent Common Stock. If Parent requests that any Selling Shareholder not Transfer any of the Registrable Parent Common Stock for up to 90 days following an underwritten public offering

                                      42.

by Parent of its capital stock, then Parent shall give such Selling Shareholder at least 30 days notice of such proposed firmly underwritten public offering by Parent of its capital stock and will offer such Selling Shareholder the opportunity to have its shares of Registrable Parent Common Stock included in the public offering.

     11.7 Termination of Obligations The obligations of Parent pursuant to Sections 11.2 through 11.5 hereof shall cease and terminate as to each Selling Shareholder upon the earlier to occur of (i) such time as each Selling Shareholder has sold all of the Registrable Parent Common Stock held by such Selling Shareholder, or (ii) such time as all of the Registrable Parent Common Stock held by each Selling Shareholder may be sold during any 90 day period pursuant to Rule 144.

     11.8 Assignability of Registration Rights   The registration rights set
forth in this Section 11 are not assignable other than to an affiliate of a Selling Shareholder.

SECTION 12.    Miscellaneous Provisions


     12.1 Further Assurances Each party hereto shall execute and cause to be delivered to each other party hereto such instruments and other documents, and shall take such other actions, as such other party may reasonably request (prior to, at or after the Closing) for the purpose of carrying out or evidencing any of the transactions contemplated by this Agreement.

     12.2 Fees and Expenses

          (a) Subject to Section 12.2 (b), each party to this Agreement shall bear and pay all fees, costs and expenses (including legal fees and accounting fees) that have been incurred or that are incurred by such party in connection with the transactions contemplated by this Agreement, including all fees, costs and expenses incurred by such party in connection with or by virtue of (i) the investigation and review conducted by Parent and its Representatives with respect to the Company's business (and the furnishing of information to Parent and its Representatives in connection with such investigation and review), (ii) the negotiation, preparation and review of this Agreement (including the Disclosure Schedule) and all agreements, certificates, opinions and other instruments and documents delivered or to be delivered in connection with the transactions contemplated by this Agreement, (iii) the preparation and submission of any filing or notice required to be made or given in connection with any of the transactions contemplated by this Agreement, and the obtaining of any Consent required to be obtained in connection with any of such transactions, and (iv) the consummation of the Merger.

          (b) All such fees, costs and expenses described in Section 12.2(a) incurred by or for the benefit of the Company (including all such fees, costs and expenses incurred prior to the Closing Date and including the amount of all special bonuses and other amounts that may become payable to any officers of the Company or other Persons in connection with the consummation of the transactions contemplated by this Agreement and including the brokerage fee of Harris Williams & Co.) shall be borne and paid by the Selling Shareholders and not by the Company.

                                      43.

          (c) Neither the Parent nor the Merger Sub has authorized or employed anyone to represent it as a broker, banker or finder in connection with the transactions contemplated by this Agreement.

     12.3 Attorneys' Fees.   If any action or proceeding relating to this
Agreement or the enforcement of any provision of this Agreement is brought against any party hereto, the prevailing party shall be entitled to recover reasonable attorneys' fees, costs and disbursements (in addition to any other relief to which the prevailing party may be entitled).

     12.4 Notices. Any notice or other communication required or permitted to be delivered to any party under this Agreement shall be in writing and shall be deemed properly delivered, given and received when delivered (by hand, by registered mail, by courier or express delivery service or by facsimile) to the address or facsimile telephone number set forth beneath the name of such party below (or to such other address or facsimile telephone number as such party shall have specified in a written notice given to the other parties hereto):

     if to Parent:                    Attention:  Chief Financial Officer
                                      ----------
                                      Asyst Technologies, Inc.
                                      48761 Kato Road
                                      Fremont, CA  94538
                                      Facsimile No. (510) 661-5151

     if to the Company:               Attention:  President
                                      ----------
                                      Advanced Machine Programming, Inc.
                                      465 Woodview Drive
                                      Morgan Hill, CA  95037
                                      Facsimile No. (408) 779-9198

     if to the Selling Shareholders:  Attention:  Randall C. Pura
                                      ----------
                                      Matlock Charles Rowe & Company
                                      30 Ragsdale Drive, Suite 200
                                      Monterey, CA  93490
                                      Facsimile No. (831) 655-3829

     12.5 Shareholders' Agent.   Matlock shall be the agent of the Selling
Shareholders of the Company for purposes of this Agreement (the "Shareholders' Agent") The Selling Shareholders hereby irrevocably appoint Matlock as their agent for purposes of this Agreement, and Matlock hereby accepts the appointment as the Shareholders' Agent. Parent shall be entitled to deal exclusively with the Designated Shareholders' Agent on all matters relating to Sections 1.5 and 10 in this Agreement, and shall be entitled to rely conclusively (without further evidence of any kind whatsoever) on any document executed or purported to be executed on behalf of all Selling Shareholders by the Shareholders' Agent, and on any other action taken or purported to be taken on behalf of any Selling Shareholder by the Shareholders' Agent, as fully binding upon such Selling Shareholder. If the Shareholders' Agent shall die, become disabled or otherwise be unable to fulfill his responsibilities as agent of the Selling Shareholders, then the remaining Selling Shareholders shall, within ten days after such death or disability, appoint a successor agent and, promptly thereafter, shall notify Parent of the identity of such successor. Any such

                                      44.

successor shall become the "Shareholders' Agent" for purposes of this Agreement. If for any reason there is no Shareholders' Agent at any time, all references herein to the Shareholders' Agent shall be deemed to refer to the Selling Shareholders.


     12.6 Confidentiality. Without limiting the generality of anything contained in Section 7.2, on and at all times after the Closing Date, the parties hereto shall keep confidential, and shall not use or disclose to any other Person, any non-public document or other non-public information in its possession, except as required by the Securities Act, the Exchange Act, or other similar Legal Requirement.

     12.7   Time of the Essence.  Time is of the essence of this Agreement.

     12.8 Headings. The headings contained in this Agreement are for convenience of reference only, shall not be deemed to be a part of this Agreement and shall not be referred to in connection with the construction or interpretation of this Agreement.

     12.9 Counterparts. This Agreement may be executed in several counterparts, each of which shall constitute an original and all of which, when taken together, shall constitute one agreement.

     12.10 Governing Law. This Agreement shall be construed in accordance with, and governed in all respects by, the internal laws of the State of California (without giving effect to principles of conflicts of laws).

     12.11 Successors and Assigns. This Agreement shall be binding upon: the Company and its successors and assigns (if any); Parent and its successors and assigns (if any); Selling Shareholders and their successors and assigns; and Merger Sub and its successors and assigns (if any). This Agreement shall inure to the benefit of: Parent; Selling Shareholders and their successors and assigns; Merger Sub; the other Indemnitees (subject to Section 10.9); and the respective successors and assigns (if any) of the foregoing.

     12.12 Remedies Cumulative; Specific Performance. The rights and remedies of the parties hereto shall be cumulative (and not alternative). The parties to this Agreement agree that, in the event of any breach or threatened breach by any party to this Agreement of any covenant, obligation or other provision set forth in this Agreement for the benefit of any other party to this Agreement, such other party shall be entitled (in addition to any other remedy that may be available to it) to (a) a decree or order of specific performance or mandamus to enforce the observance and performance of such covenant, obligation or other provision, and (b) an injunction restraining such breach or threatened breach.

     12.13  Waiver.

            (a) No failure on the part of any Person to exercise any power, right, privilege or remedy under this Agreement, and no delay on the part of any Person in exercising any power, right, privilege or remedy under this Agreement, shall operate as a waiver of such power, right, privilege or remedy; and no single or partial exercise of any such power, right, privilege or

                                      45.

remedy shall preclude any other or further exercise thereof or of any other power, right, privilege or remedy.

            (b) No Person shall be deemed to have waived any claim arising out of this Agreement, or any power, right, privilege or remedy under this Agreement, unless the waiver of such claim, power, right, privilege or remedy is expressly set forth in a written instrument duly executed and delivered on behalf of such Person; and any such waiver shall not be applicable or have any effect except in the specific instance in which it is given.

     12.14 Amendments. This Agreement may not be amended, modified, altered or supplemented other than by means of a written instrument duly executed and delivered on behalf of all of the parties hereto.

     12.15 Severability. In the event that any provision of this Agreement, or the application of any such provision to any Person or set of circumstances, shall be determined to be invalid, unlawful, void or unenforceable to any extent, the remainder of this Agreement, and the application of such provision to Persons or circumstances other than those as to which it is determined to be invalid, unlawful, void or unenforceable, shall not be impaired or otherwise affected and shall continue to be valid and enforceable to the fullest extent permitted by law.

     12.16 Parties in Interest. Except for the provisions of Sections 1.5 and 10, none of the provisions of this Agreement is intended to provide any rights or remedies to any Person other than the parties hereto and their respective successors and assigns (if any).

     12.17 Entire Agreement. This Agreement and the other agreements referred to herein set forth the entire understanding of the parties hereto relating to the subject matter hereof and thereof and supersede all prior agreements and understandings among or between any of the parties relating to the subject matter hereof and thereof.

     12.18  Construction.

            (a) For purposes of this Agreement, whenever the context requires: the singular number shall include the plural, and vice versa; the masculine gender shall include the feminine and neuter genders; the feminine gender shall include the masculine and neuter genders; and the neuter gender shall include the masculine and feminine genders.

            (b) The parties hereto agree that any rule of construction to the effect that ambiguities are to be resolved against the drafting party shall not be applied in the construction or interpretation of this Agreement.

            (c) As used in this Agreement, the words "include" and "including," and variations thereof, shall not be deemed to be terms of limitation, but rather shall be deemed to be followed by the words "without limitation."

            (d) Except as otherwise indicated, all references in this Agreement to "Sections" and "Exhibits" are intended to refer to Sections of this Agreement and Exhibits to this Agreement.

                                      46.

     The parties hereto have caused this Agreement to be executed and delivered as of December __, 2000.

                                    Asyst Technologies, Inc.
                                      a California corporation

                                    By: /s/ Douglas J. McCurcheon
                                       ---------------------------------


                                    Ramp Acquisition Corp.,
                                      a Delaware corporation

                                    By: /s/ Douglas J. McCurcheon
                                       ---------------------------------


                                    Advanced Machine Programming, Inc.
                                      a California corporation

                                    By: /s/ Craig E. Fisher
                                       ---------------------------------


                                    New AMP, LLC, a California limited
                                    liability company

                                    By: /s/ Craig E. Fisher
                                       ---------------------------------


                                    Selling Shareholders:

                                    /s/ Randall C. Pura
                                    ------------------------------------
                                    (Name)

                                    /s/ Randall C. Pura
                                    ------------------------------------
                                    (Name)

                                    ____________________________________

                                      1.

                                      Matlock Charles Rowe & Company
                                    a California Corporation


                                    By: Randall C. Pura
                                       ----------------------------------

                                [Merger Agreement]

                                   EXHIBITS

Exhibit A    -    Certain definitions

Exhibit B    -    Escrow Agreement

Exhibit C    -    [reserved]

Exhibit D    -    Persons to sign Offer Letters and Noncompetition Agreements

Exhibit E    -    Form of Noncompetition Agreement

Exhibit F-1  -    Form of Release

Exhibit F-2  -    Persons to execute Release

Exhibit G    -    Form of legal opinion of Steptoe & Johnson LLP

Exhibit I    -    Form of legal opinion of Cooley Godward LLP

                                   Exhibit A

                              CERTAIN DEFINITIONS

     For purposes of the Agreement (including this Exhibit A):

     Acquisition Transaction. "Acquisition Transaction" shall mean any transaction involving:

          (a) the sale, license, disposition or acquisition of all or a material portion of the Company's business or assets;

          (b) the issuance, disposition or acquisition of (i) any capital stock or other equity security of the Company (other than common stock issued to employees of the Company, upon exercise of Company Options or otherwise, in routine transactions in accordance with the Company's past practices), (ii) any option, call, warrant or right (whether or not immediately exercisable) to acquire any capital stock or other equity security of the Company (other than stock options granted to employees of the Company in routine transactions in accordance with the Company's past practices), or (iii) any security, instrument or obligation that is or may become convertible into or exchangeable for any capital stock or other equity security of the Company; or

          (c) any merger, consolidation, business combination, reorganization or similar transaction involving the Company.

     Company Contract. "Company Contract" shall mean any Contract: (a) to which the Company is a party; (b) by which the Company or any of its assets is or may become bound or under which the Company has, or may become subject to, any obligation; or (c) under which the Company has or may acquire any right or interest.

     Company Proprietary Asset. "Company Proprietary Asset" shall mean any Proprietary Asset owned by or licensed to the Company.

     Consent. "Consent" shall mean any approval, consent, ratification, permission, waiver or authorization (including any Governmental Authorization).

     Contract. "Contract" shall mean any written, oral or other agreement, contract, subcontract, lease, understanding, instrument, note, warranty, insurance policy, benefit plan or legally binding commitment or undertaking of any nature.

     Damages. "Damages" shall include any loss, damage, injury, decline in value, lost opportunity, liability, claim, demand, settlement, judgment, award, fine, penalty, Tax, fee (including attorneys' fees), charge, cost (including costs of investigation) or expense of any nature.

     Disclosure Schedule. "Disclosure Schedule" shall mean the schedule (dated as of the date of the Agreement) delivered to Parent on behalf of the Company.

                                       1.

     Encumbrance. "Encumbrance" shall mean any lien, pledge, hypothecation, charge, mortgage, security interest, encumbrance, claim, infringement, interference, option, right of first refusal, preemptive right, community property interest or restriction of any nature (including any restriction on the voting of any security, any restriction on the transfer of any security or other asset, any restriction on the receipt of any income derived from any asset, any restriction on the use of any asset and any restriction on the possession, exercise or transfer of any other attribute of ownership of any asset).

     Entity. "Entity" shall mean any corporation (including any non-profit corporation), general partnership, limited partnership, limited liability partnership, joint venture, estate, trust, company (including any limited liability company or joint stock company), firm or other enterprise, association, organization or entity.

     Exchange Act. "Exchange Act" shall mean the Securities Exchange Act of 1934, as amended.

     Governmental Authorization. "Governmental Authorization" shall mean any:
(a) permit, license, certificate, franchise, permission, clearance, registration, qualification or authorization issued, granted, given or otherwise made available by or under the authority of any Governmental Body or pursuant to any Legal Requirement; or (b) right under any Contract with any Governmental Body.

     Governmental Body. "Governmental Body" shall mean any: (a) nation, state, commonwealth, province, territory, county, municipality, district or other jurisdiction of any nature; (b) federal, state, local, municipal, foreign or other government; or (c) governmental or quasi-governmental authority of any nature (including any governmental division, department, agency, commission, instrumentality, official, organization, unit, body or Entity and any court or other tribunal).

     Indemnitees. "Indemnitees" shall mean the following Persons: (a) Parent;
(b) Parent's current affiliates (including the Surviving Corporation); (c) the respective Representatives of the Persons referred to in clauses "(a)" and "(b)" above; and (d) the respective successors and assigns of the Persons referred to in clauses "(a)," "(b)" and "(c)" above; provided, however, that the Selling Shareholders shall not be deemed to be "Indemnitees."

     Knowledge of the Company. "Best knowledge of the Company" and similar terms and expressions shall mean the actual knowledge of: Craig Fisher, the Company's President; Kent Rounds, the Company's Director of Operations; Maurice Coury, the Company's Manager of Engineering, Purchasing and Process Quality; John Koons, the Company's general manager of its Austin, Texas facility; Randall C. Pura, a Company Director; Barton R. Robertson, a Company Director; together with the knowledge a reasonable business person performing the ordinary scope of the duties of such office, would have obtained with respect to the matter at hand, after making such inquire and exercising such diligence as would be reasonable and customary in connection with the ongoing operation of the Company's business.

     Legal Proceeding. "Legal Proceeding" shall mean any action, suit, litigation, arbitration, proceeding (including any civil, criminal, administrative, investigative or appellate proceeding), hearing, inquiry, audit, examination or investigation commenced, brought, conducted or heard by

                                       2.

or before, or otherwise involving, any court or other Governmental Body or any arbitrator or arbitration panel.

     Legal Requirement. "Legal Requirement" shall mean any federal, state, local, municipal, foreign or other law, statute, constitution, principle of common law, resolution, ordinance, code, edict, decree, rule, regulation, ruling or requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Body.

     Material Adverse Effect. A violation or other matter will be deemed to have a "Material Adverse Effect" on the Company if such violation or other matter (considered together with all other matters that would constitute exceptions to the representations and warranties set forth in the Agreement or in the Closing Certificate but for the presence of "Material Adverse Effect" or other materiality qualifications, or any similar qualifications, in such representations and warranties) would have a material adverse effect on the Company's business, condition, assets, liabilities, operations, financial performance or prospects.

     Person. "Person" shall mean any individual, Entity or Governmental Body.

     Proprietary Asset. "Proprietary Asset" shall mean any: (a) patent, patent application, trademark (whether registered or unregistered), trademark application, trade name, fictitious business name, service mark (whether registered or unregistered), service mark application, copyright (whether registered or unregistered), copyright application, maskwork, maskwork application, trade secret, know-how, customer list, franchise, system, computer software, computer program, invention, design, blueprint, engineering drawing, proprietary product, technology, proprietary right or other intellectual property right or intangible asset; or (b) right to use or exploit any of the foregoing.

     Representatives. "Representatives" shall mean officers, directors, employees, agents, attorneys, accountants, advisors and representatives.

     SEC. "SEC" shall mean the United States Securities and Exchange Commission.

     Securities Act. "Securities Act" shall mean the Securities Act of 1933, as amended.

     Tax. "Tax" shall mean any tax (including any income tax, franchise tax, capital gains tax, gross receipts tax, value-added tax, surtax, excise tax, ad valorem tax, transfer tax, stamp tax, sales tax, use tax, property tax, business tax, withholding tax or payroll tax), levy, assessment, tariff, duty (including any customs duty), deficiency or fee, and any related charge or amount (including any fine, penalty or interest), imposed, assessed or collected by or under the authority of any Governmental Body.

     Tax Return. "Tax Return" shall mean any return (including any information return), report, statement, declaration, estimate, schedule, notice, notification, form, election, certificate or other document or information filed with or submitted to, or required to be filed with or submitted to, any Governmental Body in connection with the determination, assessment, collection or payment of any Tax or in connection with the administration, implementation or enforcement of or compliance with any Legal Requirement relating to any Tax.

                                       3.

                                   Exhibit B

                                   Exhibit D


PERSONS TO SIGN OFFER LETTERS

     1.   Maurice Coury

     2.   Craig Fisher

     3.   Kent Rounds

     4.   John Koons


PERSONS TO SIGN NON-COMPETITION AGREEMENTS

     1.   Randall C. Pura

     2.   Barton R. Robertson

     3.   Tom Zuckerman

     4.   Al Andrews

     5.   Steve Jackson

     6.   Maurice Coury (for two years)

     7.   Craig Fisher (for two years)

     8.   Kent Rounds (for two years)

     9.   John Koons (for two years)

                                   Exhibit E

                                  Exhibit F-1

                                  Exhibit F-2

PERSONS TO EXECUTE RELEASE

The Pura Family Trust

Thomas S. Zuckerman

Allan Andrews

Stephen and Kathryn Jackson 2000 Revocable Trust

Robertson Family LLC

Craig E. and Brandone Fisher

Kent and Teresa Rounds

Maurice and Claudia Coury

Irene O. Blodget

Thomas and Deanna Wurster Family Trust

Murray and Kathi Edwards

Gordon and Barbara Plaskett, Trustees Plaskett Family Revocable Trust u/d/t/ date 2/18/99

Pier Azcona

Nick Azcona

MACHRO LLC

                                   Exhibit G

                                   Exhibit H